An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion.  Dated _________2018

Amarantus Bioscience Holdings, Inc.

(Exact name of issuer as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

https://www.amarantus.com/

110 Wall St.

New York, NY 10005

917-686-5317

(Address, including zip code, and telephone number, including area code of issuer’s principal executive office)

2834 – Pharmaceutical Preparations	26-0690857
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maximum offering between

2,000,000,000 shares at a price of $0.01 per share

and 20,000,000 shares at a price of $1.00 per share

This is a public offering of shares of common stock of Amarantus Bioscience Holdings, Inc.

The offering will be at a fixed price to be determined at the time of qualification. The end date of the offering will be exactly 180 days from the date the Offering Circular is approved by the Attorney General of the state of New York (unless extended by the Company, in its own discretion, for up to another 90 days).

Our common stock currently trades on the OTC Pink market under the symbol “AMBS” and the closing price of our common stock on November 15, 2018 was $ 0.02335.  Our common stock currently trades on a sporadic and limited basis.

We are offering our shares without the use of an exclusive placement agent. However the Company reserves the right to retain one. Upon achievement of the minimum offering amount, we will be entitled to release the funds held in escrow and the proceeds will be disbursed to us and the purchased shares will be disbursed to the investors.  If the offering does not close, for any reason, the proceeds for the offering will be promptly returned to investors without interest.

We expect to commence the sale of the shares as of the date on which the Offering Statement of which this Offering Circular is approved by the Attorney General of the state of New York.

See “Risk Factors” to read about factors you should consider before buying shares of common stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular dated _____, 2018

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

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SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to Amarantus Bioscience Holdings, Inc.

Our Company

Amarantus Bioscience Holdings (“AMBS” or “The Company”) is a biotechnology holdings company developing treatments and diagnostics for diseases in the areas of neurology, regenerative medicine and orphan diseases through our subsidiaries. The Company’s product portfolio consists of: (i) Eltoprazine; (ii) Engineered Skin Substitute (“ESS”); (iii) mesencephalic astrocyte-derived neurotrophic factor (“MANF”); and (iv) LymPro Test ®, which collectively comprises our “Product Portfolio”. AMBS subsidiary Elto Pharma, Inc. has development rights to “Eltoprazine”, a Phase 2b-ready small molecule indicated for Parkinson’s disease levodopa-induced dyskinesia, Agitation in Alzheimer’s and adult attention deficit hyperactivity disorder, commonly known as adult ADHD. AMBS acquired the rights to the Engineered Skin Substitute program (“ESS”) program, a full-thickness autologous skin product, via the acquisition Cutanogen Corporation from Lonza Group in July 2015. Cutanogen is preparing itself to initiate pivotal clinical trials for the treatment of pediatric severe burns. AMBS’ wholly-owned subsidiary MANF Therapeutics, Inc. owns key intellectual property rights and licenses from a number of prominent universities related to the development of the therapeutic protein known as mesencephalic astrocyte-derived neurotrophic factor (“MANF”). MANF is in pre-clinical development for the treatment for ophthalmic and neurological disorder, including retinitis pigmentosa and Parkinson’s disease. MANF was discovered by the Company’s Chief Scientific Officer John Commissiong, PhD. Dr. Commissiong discovered MANF from AMBS’ proprietary discovery engine PhenoGuard. On April 6th, 2018, AMBS announced that it reacquired rights to Alzheimer’s Blood Diagnostic LymPro Test® and MS diagnostic MSPrecise from Avant Diagnostics, Inc., subsequently on May 4th, 2018 entered into an exclusive option agreement with Leipzig University to gain access to additional IP and data rights surrounding the use of LymPro Test® with amyloid PET imaging for the diagnosis of Alzheimer’s disease and on May 28, 2018 exercised its exclusive option. The Company is preparing to form a subsidiary to house the diagnostic assets.

AMBS also owns approximately 109.26 million shares of Avant Diagnostics, Inc. via the sale of its wholly-owned subsidiary Amarantus Diagnostics, Inc. that occurred in May 2016 and the transaction entered into to reacquire those assets.

Our Strategy

The Company’s business plan for the next 12 months is to execute business development transactions with each of its subsidiaries to reduce further capital needs from Amarantus to advance each asset. The Company intends to enter joint venture and business combination transactions that expect will drive shareholder value.

The Offering

Common Stock we are offering	Maximum offering between 2,000,000,000 shares at a price of $0.01 per share and 20,000,000 shares at a price of $1.00 per share

Common Stock outstanding before this Offering	233,158,484

Use of proceeds	The funds raised per this offering will be utilized in working capital, expanded marketing here in the United States as well as aboard and expansion of computing capacity. See “Use of Proceeds” for more details.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent, although the Company may choose to engage a placement agent at its sole discretion. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Management will make its best effort to fill the subscription in the state of New York. However, in the event that management is unsuccessful in raising the required funds in New York, the Company may file a post qualification amendment to include additional jurisdictions that management has determined to be in the best interest of the Company for the purpose of raising the maximum offer.

In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH.  Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth.  In the case of an investor who is not a natural person, revenues or net assets for the investors’ most recently completed fiscal year are used instead.

The Company has not currently engaged any party for the public relations or promotion of this offering.

As of the date of this filing, there are no additional offers for shares, nor any options, warrants, or other rights for the issuance of additional shares except those described herein.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

This offering contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our common stock.

Risk Related to our Company and our Business

Our management has a limited experience operating a public company and are subject to the risks commonly encountered by early-stage companies.

Although the management of Amarantus Bioscience Holdings, Inc. has experience in operating small companies, current management has not had to manage expansion while being a public company. We are an early-stage drug development company. In addition, management has not overseen a company with large growth. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

●	risks that we may not have sufficient capital to achieve our growth strategy;

●	risks that we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

●	risks that our growth strategy may not be successful; and

●	risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business would be significantly harmed.

Our strategy is to identify, acquire, and develop pre-clinical and clinical drugs with the intent of building a portfolio that is monetized by selling each drug to a larger competitor or spinning off each or a combination of drug candidates into a separately listed company with an independent management team and board of directors.

Our strategy is to identify, acquire, and develop new potential drug candidates with the objective of monetizing each drug through commercialization of the drug candidate, sale to a third-party, or a separate and independent public listing for one or more of our drug candidates. This is strategy entails a high level of risk and uncertainty and is dependent upon:

●	Our ability to identify and acquire drug candidates at an attractive value that have a greater chance of making it through clinical trials;

●	Our ability to finance each candidate so that the underlying value of the product is increased overtime as it progresses through its clinical trials;

●	Our ability to access the capital markets to finance each candidate;

●	Our ability to identify a buyer of the candidate or publicly-list each candidate as an independent company;

●	Our ability to identify and hire independent management teams to manage and operate each company.

We have a history of operating losses and we will need additional financing to meet our future long-term capital requirements.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. As of June 30, 2018, we had a working capital deficit of $20,903,265. We incurred a net loss of $3,458,941 for the period ended June 30, 2018, and a net loss of $2,210,324 for the year ended June 30, 2017. We have not achieved sustainable profitability on an annual basis. We may not be able to reach a level of revenue to achieve profitability. If our revenues grow slower than anticipated, or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.

We have established a Special Purpose Vehicle (“SPV”) that is managed by a third-party who is liquidating our previous debt into common shares.

We are establishing a Special Purpose Vehicle (“SPV”), which is being managed by a third-party administrator for the purpose of liquidating our previous debt of approximately $16,000,000. Under the terms of the agreement, one quarter of the total amount will be liquated in four equal installments per quarter at the current market price of our shares on each trading day with the total amount not to exceed five percent (5.0%) of our daily volume. As such, there will be significant amount of shares and dilution for our shareholders.

We may need significant additional capital, which we may be unable to obtain.

We may need to obtain additional financing over time to fund operations. Our management cannot predict the extent to which we will require additional financing and can provide no assurance that additional financing will be available on favorable terms or at all. The rights of the holders of any debt or equity that may be issued in the future could be senior to the rights of common shareholders, and any future issuance of equity could result in the dilution of our common shareholders’ proportionate equity interests in our company. Failure to obtain financing or an inability to obtain financing on unattractive terms could have a material adverse effect on our business, prospects, results of operation and financial condition.

Our resources may not be sufficient to manage our potential growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our potential future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing and sales staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. To the extent we acquire businesses, we will also need to integrate and assimilate new operations, technologies and personnel. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to install, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially and adversely affected.

Our financial situation creates doubt whether we will continue as a going concern.

Since inception, the Company has not generated revenues and has incurred losses and reported losses for the period from inception through June 30, 2018. Further, we expect to incur a net loss for the fiscal year ending December 31, 2018, primarily as a result of increased operating expenses. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available we may be forced to discontinue operations, which would cause investors to lose their entire investment. Our auditors have indicated that these conditions raise substantial doubt about the Company’s ability to continue as a going concern

We will need to increase the size of our organization, and we may be unable to manage rapid growth effectively.

Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition. We anticipate that a period of significant expansion will be required to address possible acquisitions of business, products, or rights, and potential internal growth to handle licensing and research activities. This expansion will place a significant strain on management, operational and financial resources. To manage the expected growth of our operations and personnel, we must both improve our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. We must also expand our finance, administrative, and operations staff. Our current personnel, systems, procedures and controls may not adequately support future operations. Management may be unable to hire, train, retain, motivate and manage necessary personnel or to identify, manage and exploit existing and potential strategic relationships and market opportunities.

We are dependent on the continued services and performance of our senior management, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our future performance depends on the continued services and continuing contributions of our senior management to execute our business plan, and to identify and pursue new opportunities and product innovations. The loss of services of senior management, particularly Gerald Commissiong, Amarantus Bioscience Holdings, Inc. founder, could significantly delay or prevent the achievement of our strategic objectives. The loss of the services of senior management for any reason could adversely affect our business, prospects, financial condition and results of operations.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from developing our products, require us to obtain licenses from third parties or to develop non-infringing alternatives and subject us to substantial monetary damages.

Third parties could, in the future, assert infringement or misappropriation claims against us with respect to products we develop. Whether a product infringes a patent or misappropriates other intellectual property involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of others. Our potential competitors may assert that some aspect of our product infringes their patents. Because patent applications may take years to issue, there also may be applications now pending of which we are unaware that may later result in issued patents upon which our products could infringe. There also may be existing patents or pending patent applications of which we are unaware upon which our products may inadvertently infringe.

Any infringement or misappropriation claim could cause us to incur significant costs, place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents in such claim were upheld as valid and enforceable and we were found to infringe them, we could be prohibited from selling any product that is found to infringe unless we could obtain licenses to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain such a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, or selling products, and could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties

We may not be successful in the implementation of our business strategy or our business strategy may not be successful, either of which will impede our development and growth.

Our business strategy is to identify, patent and develop molecules into successful drugs or medical technologies which inherently entails a high level of risk and failure. . Our ability to implement this business strategy is dependent on our ability to:

●	Fund and develop research on successful candidates for FDA approval as well as other medical regulatory bodies operating in other jurisdictions;

●	Successfully identify and license optimal candidates for FDA approval as well as other medical regulatory bodies in other jurisdictions;

●	Distinguish ourselves in a very competitive market;

●	Establish brand recognition and customer loyalty; and

●	Manage growth in administrative overhead costs during the initiation of our business efforts.

We do not know whether we will be able to continue successfully implementing our business strategy or whether our business strategy will ultimately be successful. In assessing our ability to meet these challenges, a potential investor should take into account our need for significant amounts of capital to fund our drug development programs in our subsidiaries and brand recognition, our management’s relative inexperience, the competitive conditions existing in our industry and general economic conditions. Our growth is largely dependent on our ability to successfully implement our business strategy. Our revenues may be adversely affected if we fail to implement our business strategy or if we divert resources to a business that ultimately proves unsuccessful.

We are at an early stage of development as a company and currently have no source of revenue and may never become profitable.

We are a preclinical development stage biopharmaceutical company. Currently, we have no products approved for commercial sale and, to date, we have not generated any revenue. Our ability to generate revenue depends heavily on:

●	demonstration in future clinical trials that our Product Portfolio is safe and effective;

●	our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking;

●	successful manufacture and commercialization of our Product Portfolio; and

●	market acceptance of our Product Portfolio.

We only have one product candidate, MANF, which is in early stage of development and will require extensive preclinical and clinical evaluation, regulatory review and approval, significant marketing efforts and substantial investment before it and any successors could provide us with any revenue. As a result, if we do not successfully develop, achieve regulatory approval, and commercialize [Insert products] we will be unable to generate any revenue for many years, if at all. We do not anticipate that we will generate revenue for several years, at the earliest, or that we will achieve profitability for at least several years after generating material revenue, if at all. If we are unable to generate revenue, we will not become profitable, and we may be unable to continue our operations.

We do not have any products that are approved for commercial sale and therefore do not expect to generate any revenues from product sales in the foreseeable future, if ever.

We currently do not have any products that are approved for commercial sale. To date, we have funded our operations primarily from grants and sales of our securities. We have not received, and do not expect to receive for at least the next several years any revenues from the commercialization of Eltoprazine, ESS, or our LymPro ®. To obtain revenues from sales of our future product candidates, if any, we must succeed, either alone or with third parties, in developing, obtaining regulatory approval for, manufacturing and marketing drugs with commercial potential. We may never succeed in these activities and may not generate sufficient revenues to continue our business operations or achieve profitability.

We must effectively manage the growth of our operations, or our company will suffer.

Our business consists of multiple drug candidates in various stages of development. The number of potential drug development programs in our operations has resulted in significantly higher operating expenses, which the net proceeds from this Offering, if any, are intended in part to offset. Expansion of our operations, to include the development of all our portfolio, may also cause a significant demand on our management, finances and other resources. Our ability to manage the anticipated future growth, should it occur, will depend upon a significant expansion of our accounting and other internal management systems and the implementation and subsequent improvement of a variety of systems, procedures and controls. In addition, we intend to expand the Board and to establish a scientific advisory board. There can be no assurance that significant problems in these areas will not occur. Any failure to expand these areas and implement and improve, procedures and controls in an efficient manner at a pace consistent with our business could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our attempts to expand our marketing, sales, manufacturing and customer support efforts will be successful or will result in additional sales or profitability in any future period.

We have limited existing brand identity and customer loyalty; if we fail to market our brand to promote our service offerings, our business could suffer.

Because of our limited commercialization of our subsidiary products, we currently do not have strong brand identity or brand loyalty. We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers once we have a commercially viable product offered by our subsidiaries. In order to attract customers to our subsidiary products, we may be forced to spend substantial funds to create and maintain brand recognition among consumers. We believe that the cost of our sales campaigns could increase substantially in the future. If our branding efforts are not successful, our ability to earn revenues and sustain our operations will be harmed.

Promotion and enhancement of our products and services will depend on our success in consistently providing high-quality products and services to our customers

A competitor with a stronger or more suitable financial position may enter our marketplace.

The success of our business primarily depends on the success our candidates and its market performance, compared to a rival medical technology offered by a competitor. If a direct competitor arrives in our market, achieving market acceptance for our services may require additional marketing efforts and the expenditure of significant funds, the availability of which we cannot be assured, to create awareness and demand among customers. We have limited financial, personnel and other resources to undertake additional marketing activities. Accordingly, no assurance can be given that we will be able to win business from a stronger competitor.

Defects or errors in the trial stage could set back the success of our candidates, requiring further investment without a guaranteed outcome.

Our products may contain undetected defects or errors when placed into clinical trials, which could materially and adversely affect our reputation, result in significant costs to us and impair our ability to sell our products in the future. The costs incurred in correcting any defects or errors may be substantial and could adversely affect our operating results.

Defects or errors in our products could harm our reputation, result in significant costs to us and impair our ability to sell our products, which would harm our operating results.

Our products may contain undetected defects or errors when first introduced to the market or as new versions are released, which could materially and adversely affect our reputation, result in significant costs to us and impair our ability to sell our products in the future. The costs incurred in correcting any defects or errors may be substantial and could adversely affect our operating results.

Litigation may harm our business.

Substantial, complex or extended litigation could cause us to incur significant costs and distract our management. For example, lawsuits by employees, stockholders, collaborators, distributors, customers, competitors or others could be very costly and substantially disrupt our business. Disputes from time to time with such companies, organizations or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes or on terms favorable to us. Unexpected results could cause us to have financial exposure in these matters in excess of recorded reserves and insurance coverage, requiring us to provide additional reserves to address these liabilities, therefore impacting profits.

Risks Related to Our Product Candidates

We are substantially dependent on the success of our Product Portfolio, which may not receive regulatory approval or be successfully commercialized.

In the future, we hope to submit Eltoprazine, MANF, and ESS as well as our diagnostics program, LymPro, and potentially, other product candidates, for regulatory approval. Currently, however, [Discuss with Gerald] has not been submitted for regulatory approval, which would be required before we seek to initiate commercial distribution. To date, we have invested nearly all of our resources in establishing our company and the acquisition of the intellectual property of our product candidate, Our Product Portfolio. Our near-term prospects, including our ability to finance our company and to enter into strategic collaborations and, ultimately, to generate revenue, are directly dependent upon the successful development and commercialization of each product.

The development and commercial success of our product will depend on a number of factors, including, without limitation, the following:

●	timely initiation and successful completion of preclinical studies for MANF and clinical trials for ESS and Eltoprazine, and trials and regulatory CLIA/510(k) filings for LymPro;

●	demonstration to the satisfaction of the FDA, the EMA and other applicable regulatory authorities the safety and efficacy of our Product Portfolio as well as to obtain regulatory and marketing approval for our Product Portfolio in the U.S., Europe and elsewhere;

●	continued compliance with all clinical and regulatory requirements applicable to our Product Portfolio;

●	maintenance of an acceptable safety profile of our Product Portfolio following regulatory approval;

●	competition with other treatments;

●	creation, maintenance and protection of our intellectual property portfolio, including patents and trade secrets, and regulatory exclusivity for our Product Portfolio;

●	effectiveness of our and our eventual partners’ marketing, sales and distribution strategy and operations;

●	ability of our third-party manufacturers to manufacture supplies of our product and product candidates and to develop, validate and maintain commercially viable manufacturing processes;

●	ability to launch commercial sales of our Product Portfolio following regulatory approval, whether alone or in collaboration with others; and

●	acceptance of our Product Portfolio from physicians, health care payers, patients and the medical community.

Many of these factors are beyond our control, and we cannot assure you that we will ever be able to generate sufficient revenue or any revenue from the sale from any of our products. Our failure in any of the above factors, or in successfully commercializing on a timely basis, could have a material adverse effect on our business, results of operations and financial condition, and the value of your investment could substantially decline.

Our Product Portfolio may not achieve market acceptance, which could limit our ability to generate revenue from new products.

Even if we develop our Product Portfolio and gain regulatory approvals for it, unless physicians and patients accept our product candidates, we may not be able to sell it and generate significant revenue. We cannot assure you that our Product Portfolio or any other potential products will achieve market acceptance and revenue if and when they obtain the requisite regulatory approvals. Market acceptance of any product candidate depends on a number of factors, including but not limited to:

●	the indication and warnings approved by regulatory authorities in the product label;

●	continued demonstration of efficacy and safety in commercial use;

●	physicians’ willingness to prescribe the product;

●	reimbursement from third-party payors such as government health care systems and insurance companies;

●	the price of the product;

●	the nature of any post-approval risk management plans mandated by regulatory authorities;

●	competition; and

●	the effectiveness of marketing and distribution support.

Any failure by our Product Portfolio to achieve market acceptance or commercial success could have a material adverse effect on our business, results of operations and financial condition.

Problems in our manufacturing process, failure to comply with manufacturing regulations or unexpected increases in our manufacturing costs could harm our business, results of operations and financial condition.

We are responsible for the manufacture and supply of some of our drug candidates in our Product Portfolio. The manufacturing of any of our drug candidates our Product Portfolio necessitates compliance with US FDA, EU EMA and international current Good Manufacturing Practice (“cGMP”) and other international regulatory requirements. Although we may in the future contract with third parties for a certain amount of the manufacturing of all or parts of our Product Portfolio, the responsibility to obtain market authorization for our Product Portfolio remains with us. As such, even if we could potentially have a claim against one or more third parties, we are legally liable for any noncompliance related to our Product Portfolio and we expect to retain legal responsibility for any future product candidates as well.

If we are unable to manufacture, or contract to manufacture, our Product Portfolio in accordance with regulatory specifications, or if there are disruptions in the manufacturing process due to damage, loss or failure to pass regulatory inspections of manufacturing facilities, we may not be able to meet the demand for our products or supply sufficient product for use in clinical trials, and this may harm our ability to commercialize all or parts of our Product Portfolio on a timely or cost-competitive basis, or preclude us from doing so at all.

Before we can begin commercial manufacture of any potential candidates in our Product Portfolio or any other product candidate that we may develop in the future for sale in the U.S., we must obtain FDA regulatory approval for the product, which requires a successful FDA inspection of our manufacturing facilities, processes and quality systems in addition to other product-related approvals. Even if we successfully pass an FDA Pre-Approval Inspection of any manufacturing facilities we may establish or contract with, our pharmaceutical facilities would be continuously subject to inspection by the FDA and foreign regulatory authorities, even after product approval. Due to the complexity of the processes that we anticipate will eventually be used to manufacture any or all of the potential candidates in our product portfolio, we may be unable to pass federal, state or international regulatory inspections in a cost-effective manner, whether initially on at any time thereafter. If we are unable to comply with manufacturing regulations, we may be subject to fines, unanticipated compliance expenses, recall or seizure of any approved products, or legal actions such as injunctions or criminal or civil prosecution. These possible sanctions could materially and adversely affect our business, results of operations and financial condition. See also “Risks Related to Development and Regulatory Approval of Our Product.” The regulatory approval process is uncertain, requires us to utilize significant resources, and may prevent us or our commercial partners from obtaining approvals for the commercialization of some or all of our drug candidates.”

We expect to face substantial competition, which may result in others discovering, developing or commercializing products before, or more successfully than, we do.

The development and commercialization of new therapy products are highly competitive. We will face competition with respect to all potential candidates in our Product Portfolio and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. In addition to existing therapeutic treatments for the indications we are targeting with our Product Portfolio, we also face potential competition from other drug candidates in development by other companies. Our potential competitors include large health care companies, such as Lundbeck, Johnson & Johnson, Merck & Co., Inc., Sanofi S.A., Eli Lilly and Company, Bayer AG, Novartis AG and Boehringer Ingelheim GmbH. We also know of several smaller early stage companies that are developing products for use in our segment of the market. Some of the potential competitive compounds referred to above are being developed by large, well-financed and experienced pharmaceutical and biotechnology companies or have been partnered with such companies, which may give them development, regulatory and marketing advantages over our products.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payers seeking to encourage the use of generic products. If our Product Portfolio achieves marketing approval, we expect that it will be priced at a significant premium over competing generic products.

Some of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

If we are unable to compete successfully, we may be unable to grow and sustain our revenue, which could materially and adversely affect our business, results of operations and financial condition.

Serious adverse events or other safety risks could require us to abandon development and preclude, delay or limit approval of our Product Portfolio, or limit the scope of any approved label or market acceptance.

If our Product Portfolio or any other product candidate that we may develop in the future, prior to or after any approval for commercial sale, causes serious or unexpected side effects, or become associated with other safety risks such as misuse, abuse or diversion, a number of potentially significant negative consequences could result, including, without limitation:

●	regulatory authorities may interrupt, delay or halt clinical trials;

●	regulatory authorities may deny regulatory approval of our Product Portfolio;

●	regulatory authorities may require certain labeling statements, such as warnings or contraindications or limitations on the indications for use, or impose restrictions on distribution in the form of a Risk Evaluation and Mitigation Strategy (“REMS”), in connection with approval, if any;

●	regulatory authorities may withdraw their approval, require more onerous labeling statements or impose a more restrictive REMS of any product that is approved;

●	we may be required to change the way the product is administered or conduct additional clinical trials;

●	any relationships that we may be able to form in the future with any commercial partners may suffer;

●	we could be sued and held liable for harm caused to patients; and

●	our reputation may suffer.

We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to participants or if preliminary data demonstrate that our Product Portfolio is unlikely to receive regulatory approval or is unlikely to be successfully commercialized. In addition, regulatory agencies, an Institutional Review Board (“IRB”), or data safety monitoring boards may at any time recommend the temporary or permanent discontinuation of our clinical trials or request that we cease using investigators in the clinical trials if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements, or that they present an unacceptable safety risk to participants. If we elect or are ever forced to suspend or terminate a clinical trial of our Product Portfolio or any other product candidate that we may in the future develop, the commercial prospects for that product will be harmed and our ability to generate product revenue from that product may be delayed or eliminated. Furthermore, any of these events could prevent us or our partners from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing our Product Portfolio and materially impair our ability to generate revenue from the commercialization of our Product Portfolio either by us or by any commercial partners that we may develop a relationship with in the future and could have a material adverse effect on our reputation, business, results of operations and financial condition.

If we fail to obtain and sustain an adequate level of reimbursement for our products by third-party payers, sales and profitability will be adversely affected.

The course of medical treatment for human patients is, and will continue to be, expensive. We expect that most patients and their families will not be capable of paying for our products themselves. Accordingly, it is unlikely that there will be a commercially viable market for our Product Portfolio without reimbursement from third-party payers. Additionally, even if there is a commercially viable market, if the level of third-party reimbursement is insufficient from the patient’s perspective, our revenue and gross margins will be materially and adversely affected.

A current trend in the U.S. health care industry, as well as in other countries around the world, is toward cost containment. Large public and private payers, managed care organizations, group purchasing organizations and similar organizations are exerting increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Third-party payers, such as government programs, including Medicare in the U.S. and private health care insurers, carefully review and have increasingly been challenging the coverage of, and prices charged for, medical products and services. Many third-party payers limit coverage of or reimbursement for newly-approved health care products. Reimbursement rates from private health insurance companies vary depending on the company, the insurance plan and other factors. Cost-control initiatives could decrease the price we or our partners establish for products, which could result in lower product revenue and profitability.

Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis. Our eventual partners may elect to reduce the price of our products in order to increase the likelihood of obtaining reimbursement approvals. In many countries, products cannot be commercially launched until reimbursement is approved and the negotiation process in some countries can exceed 12 months. In addition, pricing and reimbursement decisions in certain countries can be affected by decisions taken in other countries, which can lead to mandatory price reductions and/or additional reimbursement restrictions across a number of other countries, which may thereby adversely affect our sales and profitability. If countries set prices that are not sufficient to allow us or our partners to generate a profit, our partners may refuse to launch the product in such countries or withdraw the product from the market, which would adversely affect our sales and profitability and could materially and adversely affect our business, results of operations and financial condition.

We may not be successful in our efforts to expand our pipeline of product candidates.

One element of our strategy is to expand our pipeline of pharmaceuticals based on our technology and advance these product candidates through clinical development for the treatment of a variety of indications. Although our research and development efforts to date have resulted in a number of development programs based on our technology, we may not ultimately be able to develop product candidates that are safe and effective. Even if we are successful in continuing to expand our pipeline, the potential product candidates that we identify may not be suitable for clinical development, including as a result of being shown to have harmful side effects or other characteristics that indicate that they are unlikely to receive marketing approval and achieve market acceptance. In addition, if we attempt to apply our technology to develop therapeutic product candidates for indications outside of primary indications, we may need to conduct genotoxicity and immunotoxicity trials, in which the results may be uncertain. If we do not successfully develop and commercialize product candidates based upon our technological approach, we will not be able to obtain product revenue in future periods, which would make it unlikely that we would ever achieve profitability.

Product recalls or inventory losses caused by unforeseen events, cold chain interruption and testing difficulties may adversely affect our operating results and financial condition.

Our Product Portfolio will be manufactured and distributed, if ever, using technically complex processes requiring specialized facilities, highly specific raw materials and other production constraints. The complexity of these processes, as well as the strict company and government standards for the manufacture of our products, will subjects us to production risks. While product batches released for use in clinical trials or for commercialization undergo sample testing, some defects may only be identified following product release. In addition, process deviations or unanticipated effects of approved process changes may result in these intermediate products not complying with stability requirements or specifications. Most of our products must be stored and transported at temperatures within a certain range, which is known as “strict cold chain” storage and transportation. If these environmental conditions deviate, our products’ remaining shelf lives could be impaired, or their efficacy and safety could become adversely affected, making them no longer suitable for use. The occurrence or suspected occurrence of production and distribution difficulties can lead to lost inventories, and in some cases product recalls, with consequential reputational damage and the risk of product liability. The investigation and remediation of any identified problems can cause production delays, substantial expense, lost sales and delays of new product launches, any of which could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Development and Regulatory Approval of Our Product

There is a high rate of failure for drug candidates proceeding through clinical trials.

Generally speaking, there is a high rate of failure for drug candidates proceeding through clinical trials. We may suffer significant setbacks in our clinical trials similar to the experience of a number of other companies in the pharmaceutical and biotechnology industries, even after receiving promising results in earlier trials. Further, even if we view the results of a clinical trial to be positive, the FDA or other regulatory authorities may disagree with our interpretation of the data. For instance, because a large percentage of subjects in our pivotal trials for our Product Portfolio may be enrolled at sites outside the U.S., differences in efficacy results between U.S. and non-U.S. sites could cause the FDA to require additional trials. In the event that:

●	we obtain negative results from our Product Portfolio that is in Phase I, Phase II, and Phase III trials and CLIA testing;

●	the FDA places a clinical hold on our Phase I trials due to potential chemistry, manufacturing and controls issues or other hurdles, or

●	the FDA does not approve our Biologics License Application (“BLA”) for our Product Portfolio, then:

o	we may not be able to generate sufficient revenue or obtain financing to continue our operations;

o	our ability to execute our current business plan will be materially impaired;

o	our reputation in the industry and in the investment community would likely be significantly damaged, and

o	the price of the Common Stock, assuming a trading market has then developed therefor, would likely decrease significantly.

Any of these results could materially and adversely affect our business, results of operations or financial condition.

Clinical trials for our Product Portfolio are expensive, time consuming, uncertain and susceptible to change, delay or termination.

Clinical trials are expensive, time consuming and difficult to design and implement. The result of a clinical trial may be undesirable and can result in a clinical trial cancellation or the need for re-evaluation and supplementation. Even if the results of our clinical trials are favorable, the clinical trials for our Product Portfolio are expected to continue for several years and may even take significantly longer to complete. In addition, we, the FDA, an IRB, or other regulatory authorities, including in the U.S., EU and elsewhere, may suspend, delay or terminate our clinical trials at any time, for various reasons, including:

●	lack of effectiveness of any of our products in our Product Portfolio during clinical trials;

●	discovery of serious or unexpected toxicities or side effects experienced by trial participants or other safety issues;

●	slower than expected rates of subject recruitment and enrollment rates in clinical trials;

●	difficulty in retaining subjects who have initiated a clinical trial but may have withdrawn due to adverse side effects from the therapy, insufficient efficacy, fatigue with the clinical trial process or for any other reason;

●	delays or inability in manufacturing or obtaining sufficient quantities of materials for use in clinical trials due to manufacturing or regulatory constraints;

●	inadequacy of or changes in our manufacturing process or product formulation;

●	delays in obtaining regulatory authorization to commence a trial, including experiencing “clinical holds” or delays requiring suspension or termination of a trial by a regulatory agency, such as the FDA, before or after a trial is commenced;

●	changes in applicable regulatory policies and regulations;

●	delays or failure in reaching agreement on acceptable terms in clinical trial contracts or protocols with prospective clinical trial sites;

●	delay or failure to supply product for use in clinical trials which conforms to regulatory specification;

●	unfavorable results from ongoing pre-clinical studies and clinical trials;

●	failure of any contract research organizations (“CROs”) that we may partner with in the future, or other third-party contractors, to comply with all contractual requirements or to perform their services in a timely or acceptable manner;

●	failure by us, our employees, any CROs or their employees to comply with all applicable FDA or other regulatory requirements relating to the conduct of clinical trials;

●	scheduling conflicts with participating clinicians and clinical institutions;

●	failure to design appropriate clinical trial protocols; or

●	regulatory concerns with pharmaceutical products generally and the potential for abuse.

Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

The regulatory approval process is uncertain, requires us to utilize significant resources, and may prevent us or our commercial partners from obtaining approvals for the commercialization of our Product Portfolio.

The research, testing, manufacturing, labeling, approval, sale, marketing and testing of our Product Portfolio are subject to extensive regulation by regulatory authorities in the U.S. and Europe, and regulatory requirements applicable to our product differ from country to country. Neither we nor any commercial partner is permitted to market any of our current or future product candidates in the U.S. until we receive approval from the FDA of a BLA. Obtaining approval of a BLA can be an uncertain process that requires us to utilize significant resources. Furthermore, regulatory authorities possess broad discretion regarding processing time and usually request additional information and raise questions which have to be answered. There is considerable uncertainty regarding the times at which products may be approved. In addition, failure to comply with FDA and other applicable U.S. and foreign regulatory requirements may subject us to administrative or judicially imposed sanctions, including: warning letters, civil and criminal penalties, injunctions, withdrawal of approved products from the market, product seizure or detention, product recalls, total or partial suspension of production, and refusal to approve pending applications or supplements to approved applications.

The process required by the FDA and most foreign regulatory authorities before human health care pharmaceuticals may be marketed generally involves nonclinical laboratory and, in some cases, animal tests; submission of an Investigational New Drug (“IND”) application, which must become effective before clinical trials may begin; adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use or uses; pre-approval inspection of manufacturing facilities and clinical trial sites; and FDA approval of a BLA, which must occur before a drug can be marketed or sold.

Regulatory approval of a BLA, or any supplement thereof, is not guaranteed, and the approval process requires us to utilize significant resources, could take several years, and is subject to the substantial discretion of the FDA. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon or have to repeat or perform additional studies. If our product or any of our future product candidates fails to demonstrate safety and efficacy in our studies, or for any other reason does not gain regulatory approval, our business and results of operations will be materially and adversely harmed.

In addition, separate regulatory approvals are required in order to market any product in many jurisdictions, including the U.S., the European Economic Area, which consists of the 28 Member States of the European Union plus Norway, Iceland and Liechtenstein, and many others. Approval procedures vary among countries and can involve additional studies and testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Studies conducted in one country may not be accepted by regulatory authorities in other countries. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one or more foreign regulatory authorities does not ensure approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may be unable to file for regulatory approvals or do so on a timely basis and, even if we are able to, we may not receive necessary approvals to commercialize our products in any market. Any of these results could have a material adverse effect on our business, results of operations and financial condition.

Even if we receive regulatory approval for any of our future product candidates, we will be subject to ongoing FDA and other regulatory body obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product and any product candidates, if any, if approved, will be subject to labeling and manufacturing requirements and could be subject to other restrictions. Failure to comply with these regulatory requirements or the occurrence of unanticipated problems with our products could result in significant penalties.

Any regulatory approvals that we or any of our collaborators receive for our Product Portfolio or any future product candidate may be subject to conditions of approval or limitations on the approved indicated uses for which the product may be marketed or may contain requirements for potentially costly surveillance to monitor the safety and efficacy of the product candidate. In addition, our Product Portfolio and any of our future product candidates, if approved by the FDA or other regulatory bodies, will be subject to extensive and ongoing regulatory requirements regarding the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping. These requirements will include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP, Good Laboratory Practice and Good Clinical Practice for any studies that we conduct post-approval. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

●	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

●	fines, warning letters or holds on target studies;

●	refusal by the FDA or other applicable regulatory body to approve pending applications or supplements to approved applications filed by us or our strategic collaborators, or suspension or revocation of product license approvals;

●	product seizure or detention, or refusal to permit the import or export of products; and

●	injunctions or the imposition of civil or criminal penalties.

The policies of the FDA and other regulatory bodies may change, and additional government regulations may be promulgated that could prevent, limit or delay regulatory approval of our Product Portfolio. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or elsewhere. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, and we may not achieve or sustain profitability, which would materially and adversely affect our business, results of operations and financial condition.

Our Product Portfolio and any of our future product candidates, if approved, may cause or contribute to adverse medical events that we are required to report to the FDA and regulatory authorities in other countries and, if we fail to do so, we could be subject to sanctions that would materially harm our business.

If we are successful in commercializing our Product Portfolio and any of our future product candidates, regulations of the FDA and of the regulatory authorities in other countries require that we report certain information about adverse medical events if those products may have caused or contributed to those adverse events. The timing of our obligation to report would be triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events we become aware of within the prescribed timeframe. We may also fail to appreciate that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of our products. If we fail to comply with our reporting obligations, the FDA and regulatory authorities in other countries could take action including criminal prosecution, the imposition of civil monetary penalties, seizure of our products, or delay in approval or clearance of future products, which could have a material adverse effect on our business, results of operations and financial condition.

Legislative or regulatory reforms with respect to products may make it more difficult and costly for us to obtain regulatory clearance or approval of our Product Portfolio or any of our future product candidates and to produce, market, and distribute our products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in the U.S. Congress and lawmaking bodies in other countries that could significantly change the statutory provisions governing the testing, regulatory clearance or approval, manufacture, and marketing of regulated products. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Similar changes in laws or regulations can occur in other countries. Any new regulations or revisions or reinterpretations of existing regulations in the U.S. or in other countries may impose additional costs or lengthen review times of our Product Portfolio and any of our future product candidates. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:

●	requests for additional endpoints or studies;

●	changes to manufacturing methods;

●	recall, replacement, or discontinuance of certain products; and

●	additional record keeping.

Each of these would likely entail substantial time and cost and could have a material adverse effect on our financial results. In addition, delays in receipt of or failure to receive regulatory clearances or approvals for any future products could materially and adversely affect our business, results of operations and financial condition.

Our ability to market our Product Portfolio and any future product candidates in the U.S., if approved, will be limited to use for the treatment of the indications for which they are approved, and if we want to expand the indications for which we may market our Product Portfolio and any future product candidates, we will need to obtain additional FDA approvals, which may not be granted.

We plan to seek full FDA approval in the U.S. for our Product Portfolio to treat. If any products in our Product Portfolio is approved, the FDA will restrict our ability to market or advertise it for the treatment of indications other than the indication for which it is approved, which could limit its use. If we decide to attempt to develop, promote and commercialize new treatment indications and protocols for product candidates in the future, we could not predict when, or if, we would ever receive the approvals required to do so. We would be required to conduct additional studies to support such applications for additional use, which would consume additional resources and may produce results that do not result in FDA approvals. If we do not obtain additional FDA approvals, our ability to expand our business in the U.S. would be adversely affected, which could materially and adversely affect our business, results of operations and financial condition.

The anticipated development of a REMS for our Product Portfolio could cause delays in the approval process and would add additional layers of regulatory requirements that could impact our ability to commercialize our Product Portfolio in the U.S. and reduce their market potential.

As a condition of approval of a BLA, the FDA may require a REMS to ensure that the benefits of the drug outweigh the potential risks. REMS elements can include medication guides, communication plans for health care professionals, and elements to assure safe use (“ETASU”). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. We may be required to adopt a REMS for our Product Portfolio to ensure that the benefits outweigh the risks of abuse, misuse, diversion and other potential safety concerns. Even if the risk of abuse, misuse or diversion are not as high as for some other products, there can be no assurance that the FDA will approve a manageable REMS for our Product Portfolio, which could create material and significant limits on our ability to successfully commercialize our Product Portfolio in the U.S. Delays in the REMS approval process could result in delays in the BLA approval process. In addition, as part of the REMS, the FDA could require significant restrictions, such as restrictions on the prescription, distribution and patient use of the product, which could significantly impact our ability to effectively commercialize our Product Portfolio, and dramatically reduce their market potential thereby adversely impacting our business, financial condition and results of operations. Even if initial REMS are not highly restrictive, if, after launch, our Product Portfolio candidates were to be subject to significant abuse/non-medical use or diversion from licit channels, this could lead to negative regulatory consequences, including a more restrictive REMS, which could materially and adversely affect our business, results of operations and financial condition.

If we are found in violation of “fraud and abuse” laws, we may be required to pay a penalty and/or be suspended from participation in government-run health care programs, which may adversely affect our business, financial condition and results of operations.

If we are successful in obtaining marketing approval for our products in the U.S. and elsewhere, we will be subject to various health care “fraud and abuse” laws, including anti-kickback laws, false claims laws and other laws intended to reduce fraud and abuse in government-run health care programs, which could affect us, particularly upon successful commercialization of our products in the U.S. For example, the Medicare and Medicaid Patient Protection Act of 1987 (otherwise known as the federal “Anti-Kickback Statute”) makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce the referral of business, including the purchase, order or prescription of a particular drug for which payment may be made under a U.S. health care program such as Medicare or Medicaid. Under U.S. federal government regulations, some arrangements, known as safe harbors, are deemed not to violate the Anti-Kickback Statute. Although we intend to seek to structure our business arrangements in compliance with all applicable requirements, these laws are broadly written, and it is often difficult to determine precisely how the law will be applied in specific circumstances. Accordingly, it is possible that our practices may be challenged under the Anti-Kickback Statute and similar laws in other jurisdictions. False claims laws prohibit anyone from knowingly and willfully presenting or causing to be presented for payment to third-party payers, including government payers, reimbursement claims for drugs or services that are false or fraudulent, claims for items or services that were not provided as claimed, or claims for medically unnecessary items or services. Cases have been brought under false claims laws alleging that off-label promotion of pharmaceutical products or the payment of kickbacks to pharmaceutical providers has resulted in the submission of false claims to governmental health care programs. Under laws such as the Health Insurance Portability and Accountability Act of 1996 in the U.S., we are prohibited from knowingly and willfully executing a scheme to defraud any health care benefit program, including private payers, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and/or exclusion or suspension from government-run health care programs such as Medicare and Medicaid and debarment from contracting with the U.S. and other governments. In addition, in the U.S. individuals have the ability to bring actions on behalf of the government under the federal False Claims Act as well as under state false claims laws.

Many states in the U.S. have adopted laws similar to the Anti-Kickback Statute, some of which apply to the referral of patients for health care services reimbursed by any source, not just governmental payers. In addition, California and a few other states in the U.S. have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America Code on Interactions with Health Care Professionals. In addition, several states impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. There are ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement we could be subject to penalties.

We have yet to receive definitive guidance on the application of fraud and abuse laws to our business. Law enforcement authorities are increasingly focused on enforcing these laws, and it is possible that some of our future practices may be challenged under these laws. While we believe we will be able to structure our business arrangements to comply with these laws, it is possible that the government could in the future allege violations of, or convict us of violating, these laws. If we are found in violation of one of these laws, we could be required to pay a penalty and could be suspended or excluded from participation in certain government-run health care programs, and our business, results of operations and financial condition may be materially and adversely affected.

Risks Related to Our Business and Industry

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop our Product Portfolio or any future product candidates, conduct our in-licensing and development efforts or commercialize our Product Portfolio or any of our future product candidates.

Our future growth and success depends in part on our continued ability to attract, retain and motivate highly qualified management and scientific personnel. We are highly dependent upon our senior management, particularly Philip Mansour, our Chief Executive Officer, as well as our senior scientists and other members of our senior management team. The loss of services of any of these individuals could delay or prevent the successful development of our current or future product pipeline, completion of our planned development efforts or the commercialization of our Product Portfolio. Although we are negotiating these agreements, they do not provide for a fixed term of service and does not contain any competition or non-solicitation clauses after the termination of employment. It is possible that current or former employees of the Company could put forward claims for an alleged right to our patents and demand compensation therefor. If one or more of the key personnel were to leave us and engage in competing operations, our business, results of operations and financial condition could be materially and adversely affected. To date, none of our key personnel has left us or, to our knowledge, engaged in competing operations, nor has any departure of key personnel had any material effect on our company.

We may have trouble hiring additional qualified personnel.

As we expand our development and commercial activities, we will need to hire additional personnel and could experience difficulties attracting and retaining qualified employees. Competition for qualified personnel in the biopharmaceutical field is intense due to the limited number of individuals who possess the skills and experience required by that industry. We may not be able to attract and retain quality personnel on favorable terms, or at all. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that such personnel have been improperly solicited or that they have divulged proprietary or other confidential information, or that their former employers own their research output. Any of these difficulties could have a material adverse effect on our business, results of operations and financial condition.

We are subject to risks relating to legal proceedings.

We are subject to various claims and legal actions arising in the ordinary course of its business. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence of any such litigation could harm our business, results of operations and financial condition. Results of actual and potential litigation are inherently uncertain. An unfavorable result in a legal proceeding could adversely affect our reputation, financial condition and operating results.

If product liability lawsuits are successfully brought against us, we will incur substantial liabilities and may be required to limit the commercialization of our Product Portfolio.

We and our partners face potential product liability exposure related to the testing of our Product Portfolio in clinical trials. We will face exposure to claims by an even greater number of persons if we begin to market and distribute our products commercially in the U.S. and elsewhere, including those relating to misuse of any one of our products. Now, and in the future, an individual may bring a liability claim against us alleging that any one of our products caused an injury. While we intend to take what we believe to be appropriate precautions, we may be unable to avoid significant liability if any product liability lawsuit is brought against us. If we cannot successfully defend ourselves against product liability claims, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

●	decreased demand for our Product Portfolio, if such product candidate is approved;

●	injury to our reputation;

●	withdrawal of clinical trial participants;

●	costs of related litigation;

●	substantial monetary awards to patients and others;

●	increased cost of liability insurance;

●	loss of revenue; and

●	our inability to successfully commercialize our products.

Furthermore, in the future there may be a need to expand the scope of our insurance coverage, which could result in significantly increased costs or the inability to obtain sufficient insurance coverage. Any of these occurrences could have a material adverse effect on our business, results of operations and financial condition.

Failure of our information technology systems could significantly disrupt the operation of our business.

Our ability to execute our business plan and to comply with regulatory requirements with respect to data control and data integrity depends, in part, on the continued and uninterrupted performance of our information technology systems (“IT systems”). These systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautionary measures we have taken to prevent unanticipated problems that could affect our IT systems, there are no assurances that electronic break-ins, computer viruses and similar disruptive problems, and/or sustained or repeated system failures or problems arising during the upgrade of any of our IT systems that interrupt our ability to generate and maintain data will not occur. The occurrence of any of the foregoing with respect to our IT systems could have a material adverse effect on our business, results of operations or financial condition.

We will be subject to the U.S. Foreign Corrupt Practices Act and other anti-corruption laws, as well as export control laws, customs laws, sanctions laws and other laws governing our anticipated operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our business, results of operations and financial condition.

Our operations, if initiated, will be subject to certain anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”), and other anti-corruption laws that apply in countries where we do business. The FCPA and other anti-corruption laws generally prohibit us and our employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. We and our commercial partners operate in a number of jurisdictions that pose a high risk of potential FCPA violations and we participate in collaborations and relationships with third parties whose actions could potentially subject us to liability under the FCPA or local anti-corruption laws. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

We also anticipate becoming subject to other laws and regulations governing our international operations, including regulations administered in the U.S. and in the EU, including applicable export control regulations, economic sanctions on countries and persons, customs requirements and currency exchange regulations (collectively, “Trade Control Laws”).

There can be no assurance that we will be completely effective in ensuring our compliance with all applicable anticorruption laws, including the FCPA or other legal requirements, such as Trade Control Laws. Any investigation of potential violations of the FCPA, other anti-corruption laws or Trade Control Laws by U.S., EU or other authorities could have an adverse impact on our reputation, our business, results of operations and financial condition. Furthermore, should we be found not to be in compliance with the FCPA, other anti-corruption laws or Trade Control Laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, as well as the accompanying legal expenses, any of which could have a material adverse effect on our reputation and liquidity, as well as on our business, results of operations and financial condition.

Risks Related to Our Intellectual Property

We may be forced to litigate to enforce or defend our intellectual property rights, or the intellectual property rights of our licensors.

We may be forced to litigate to enforce or defend our intellectual property rights against infringement and unauthorized use by competitors. In so doing, we may place our intellectual property at risk of being invalidated, held unenforceable, or narrowed in scope. Further, an adverse result in any litigation or defense proceedings may place pending applications at risk of non-issuance. In addition, if any licensor fails to enforce or defend its intellectual property rights, this may adversely affect our ability to develop and commercialize our Product Portfolio as well as our ability to prevent competitors from making, using, and selling competing products. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence or outcome of any such litigation could harm our business, results of operations and financial condition.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential and proprietary information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of the Common Stock, should a market therefor ever develop.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets to protect our proprietary know-how and technological advances, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. Failure to obtain or maintain trade secret protection or failure to adequately protect our intellectual property could enable competitors to develop generic products or use our proprietary information to develop other products that compete with our products or cause additional, material adverse effects upon our business, results of operations and financial condition.

The transfer of technology and knowledge to contract manufacturers pursuant to the production of our products also creates a risk of uncontrolled distribution and copying of concepts, methods and processes relating to our products. Such uncontrolled distribution and copying could have a material adverse effect on the value of our products if used for the production of competing drugs or otherwise used commercially without our obtaining financial compensation.

We may become subject to third parties’ claims alleging infringement of patents and proprietary rights or seeking to invalidate our patents or proprietary rights, which would be costly, time-consuming and, if successfully asserted against us, delay or prevent the development and commercialization of our Product Portfolio.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical industry, as well as patent challenge proceedings, including interference and administrative law proceedings before the U.S. Patent and Trademark Office (“USPTO”) and the European Patent Office (“EPO”), and oppositions and other comparable proceedings in other jurisdictions. Recently, under U.S. patent reform laws, new procedures including inter partes review and post grant review have been implemented. As stated below, the novel implementation of such reform laws presents uncertainty regarding the outcome of challenges to our patents in the future.

We cannot assure you that our Product Portfolio or any of our future product candidates will not infringe existing or future patents. We may be unaware of patents that have already issued that a third party might assert are infringed by our Product Portfolio or one of our future product candidates. Because patent applications can take many years to issue and may be confidential for eighteen months or more after filing, there may be applications now pending of which we are unaware, and which may later result in issued patents that we may infringe by commercializing our Product Portfolio or any of our future product candidates. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Moreover, we may face claims from non-practicing entities (commonly referred to as “patent trolls”), which have no relevant product revenue and against whom our own patent portfolio may thus have no deterrent effect.

We may be subject to third-party claims in the future against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages, including treble damages and attorney’s fees if we are found to be willfully infringing a third party’s patents. If a patent infringement suit were brought against us or our collaborators, we or our collaborators could be forced to stop or delay research, development, manufacturing or sales of our Product Portfolio. As a result of patent infringement claims, or in order to avoid potential claims, we or our collaborators may choose to seek, or be required to seek, a license from the third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or forced to redesign it, or to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. Even if we are successful in defending such claims, infringement and other intellectual property litigation can be expensive and time-consuming to litigate and divert management’s attention from our core business. Any of these events could harm our business significantly.

In addition to infringement claims against us, if third parties have prepared and filed patent applications in the U.S. that also claim technology to which we have rights, we may have to participate in interference proceedings in the USPTO to determine the priority of invention. Third parties may also attempt to initiate reexamination, post grant review, or inter parties review of our patents in the USPTO. We may also become involved in similar opposition proceedings in the EPO or comparable offices in other jurisdictions regarding our intellectual property rights with respect to our products and technology. Any of these claims could have a material adverse effect on our business, results of operations and financial condition.

If our efforts to protect the proprietary nature of the intellectual property related to our Product Portfolio or any of our potential future product candidates are not adequate, we may not be able to compete effectively in our market.

We expect to rely upon a combination of patents, trade secret protection as well as confidentiality and license agreements to protect the intellectual property related to our product and our current product candidates and our development programs.

Composition-of-matter patents on an active pharmaceutical ingredient are generally considered to be the strongest form of intellectual property protection for pharmaceutical products, as such patents provide protection without regard to any particular method of use or manufacture. We cannot be certain that the claims in any patent application that we may submit covering composition-of-matter of any of our products and any potential future product candidates will be considered patentable by the USPTO and courts in the U.S., or by the patent offices and courts in foreign countries. Method-of-use patents protect the use of a product for the specified method. This type of patent does not prevent a competitor from making and marketing a product that is identical to our product for an indication that is outside the scope of the patented method.

The strength of patents involves complex legal and scientific questions and can be uncertain. The patent applications that we may in the future own or license may fail to result in issued patents in the U.S. or in other foreign countries. Even if the patents do successfully issue, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, any of our future patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims. If the breadth or strength of protection provided by the patent applications we may in the future own, in-license or pursue with respect to our Product Portfolio or any future product candidates is threatened, it could threaten our ability to commercialize our Product Portfolio or any future product candidates. Further, if we encounter delays in our development efforts, the period of time during which we could market our Product Portfolio or any future product candidates under patent protection would be reduced. Since patent applications in the U.S. and most other countries are confidential for a period of time after filing, we cannot be certain that we were the first to file any patent application related to our Product Portfolio or any future product candidates.

Even where laws provide protection, costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and the outcome of such litigation would be uncertain. Moreover, any actions we may bring to enforce our intellectual property against our competitors could provoke them to bring counterclaims against us, and some of our competitors have substantially greater intellectual property portfolios than we have.

We will also rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our product development processes that involve proprietary know-how, information or technology that is not covered by patents. Although we endeavor to execute confidentiality agreements with all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology, we cannot be certain that we have executed such agreements with all parties who may have helped to develop our intellectual property or had access to our proprietary information, nor that our agreements will not be breached. We cannot guarantee that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the EU or the U.S. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the U.S. and elsewhere. If we are unable to prevent material disclosure of the intellectual property related to our technologies to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially and adversely affect our business, results of operations and financial condition.

Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our Product Portfolio.

As is the case with other biopharmaceutical companies, our success will be heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity. Therefore, obtaining and enforcing biopharmaceutical patents is costly, time-consuming and inherently uncertain. In addition, the U.S. has recently enacted and is currently implementing wide-ranging patent reform legislation. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in other situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in ways that would weaken our ability to obtain patents and to enforce patents that we might obtain in the future. Similarly, changes in EU patent law and elsewhere could negatively affect the value of our patents registered outside of the U.S.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with any of these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case, which could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our Product Portfolio and any future product candidates throughout the world is prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the U.S. These products may compete with our products in jurisdictions where we do not have any issued or licensed patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

Risks Related to the Securities Markets and Ownership of our Equity Securities

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC PinkSheets, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof;

●	announcements of technological innovations or new products by us or our competitors;

●	loss of any strategic relationship;

●	industry developments, including, without limitation, changes in healthcare policies or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 250,000,000 shares of common stock. We have issued and outstanding, as of the date of this prospectus, 233,158,484 shares of common stock. Our board may generally issue shares of common stock, preferred stock or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

Anti-takeover provisions may impede the acquisition of our company.

Certain provisions of the Nevada Revised Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

Our financials are not independently audited, which could result in errors and/or omissions in our financial statements if proper standards are not applied.

Although the Company is confident with its accounting firm, we are not required to have our financials audited by a certified Public Company Accounting Oversight Board (“PCAOB”). As such, our accountants do not have a third party reviewing the accounting. Our accountants may also not be up to date with all publications and releases put out by the PCAOB regarding accounting standards and treatments. This could mean that our unaudited financials may not properly reflect up to date standards and treatments resulting misstated financials statements.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933 holders of restricted shares, may avail themselves of certain exemption from registration is the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registered the restricted stock. Currently, the Company has no plans of filing a registration statement with the Commission.

Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our common stock, and securities analysts may not elect not to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our common stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the common stock price appreciates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;

●	our business’ financing plans and the availability of capital;

●	potential growth opportunities available to our business;

●	the risks associated with potential acquisitions by us;

●	the recruitment and retention of our officers and employees;

●	our expected levels of compensation;

●	the effects of competition on our business; and

●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

USE OF PROCEEDS

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds after deducting estimated offering expenses estimated to be $10,000. Management prepared the milestones based on three levels of offering raise success: 25% of the Maximum Offering proceeds raised ($250,000), 50% of the Maximum Offering proceeds raised ($500,000), 75% of the Maximum Offering proceeds raised ($750,000) and the Maximum Offering proceeds raised of $1,000,000 through the offering. The costs associated with operating as a public company are included in all our budgeted scenarios and management is responsible for the preparation of the required documents to keep the costs to a minimum.

Although we have no minimum offering, we have calculated used of proceeds such that if we raise 25% of the offering is budgeted to sustain operations for a twelve-month period. 25% of the Maximum Offering is sufficient to keep the Company current with its public listing status costs with prudently budgeted funds remaining which will be sufficient to complete the development of our marketing package. If the Company were to raise 50% of the Maximum Offering, then we would be able to expand our marketing outside the US. Raising the Maximum Offering will enable the Company to implement our full business. If we begin to generate profits, we plan to increase our marketing and sales activity accordingly.

The Company intends to use the proceeds from this offering as follows:

Application of	25% of Proceeds		50% of Maximum		75% of Maximum		Maximum
Proceeds	$	% of Total	$	% of total	$	% of total	$	% of total

Total Offering Proceeds	5,000,0000		10,000,000		15,000,000		20,000,000

Offering Expenses
Legal & Professional Fees	25,000	0.50	25,000	0.25	25,000	0.17	25,000	0.13
Accounting and Audit Fees	20,000	0.40	20,000	0.20	20,000	0.13	20,000	0.10
Admin Fees	5,000	0.10	5,000	0.05	5,000	0.03	5,000	0.03
Total Offering Expenses	50,000	1.00	50,000	0.50.	50,000	0.33	50,000	0.25

Net Proceeds from Offering	4,950,000		9,950,000		14,950,000		19,950,000

Use of Net Proceeds

Redemption of Oustanding Secured and Unsecured Notes	950,000	19.00	5,950,000	53.50	10,950,000	73.00	15,950,000	79.75
Accounts Payable and Service Providers	2,000,000	40.00	2,000,000	20.00	2,000,000	13.33	2,000,000	10.00
Working Capital	2,000,000	40.00	2,000,000	20.00	2,000,000	13.33	2,000,000	10.00
Total Use of Net Proceeds

Notes:

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

DILUTION

Purchasers of our common stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

After giving effect to the sale of our common stock in this offering at an assumed public offering price between $0.01 and $1.00 per share and after deducting the estimated offering expenses payable by us our adjusted net tangible book value at June 30, 2018 would have been $21,674,990 or $0.0099 per share, assuming maximum offering size. At an Offering Price of $0.01 per share, this represents an immediate increase in net tangible book value per share of $0.0011 to the existing stockholders and dilution in net tangible book value per share of $0.0001 to new investors who purchase shares in the offering assuming maximum offering size. At an Offering Price of $1.00 per share, this represents an immediate increase in net tangible book value per share of $0.0914 to the existing stockholders and dilution in net tangible book value per share of $0.9000 to new investors who purchase shares in the offering assuming maximum offering size.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions based on an offering price of $0.02 per share. The numbers are based on the total issued and outstanding shares of common stock as of June 30 2018.

	25%	50.0%	75%	100%
Net Value	$6,712,490.00	$11,699,990.00	$16,687,490.00	$21,674,990.00
# Total Shares	695,041,508	1,193,791,508	1,692,541,508	2,191,291,508
Net Book Value Per Share	$0.0097	$0.0098	$0.0099	$0.0099
Increase in NBV/Share	$0.0009	$0.0010	$0.0011	$0.0011
Dilution to new shareholders	$0.0003	$0.0002	$0.0001	$0.0001
Percentage Dilution to New Shareholders	3.42%	1.99%	1.41%	1.09%

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions based on an offering price of $1.00 per share. The numbers are based on the total issued and outstanding shares of common stock as of June 30, 2018.

	25%	50.0%	75%	100%
Net Value	$6,712,490.00	$11,699,990.00	$16,687,490.00	$21,674,990.00
# Total Shares	201,279,008	206,266,508	211,254,008	216,241,508
Net Book Value Per Share	$0.0333	$0.0567	$0.0790	$0.1002
Increase in NBV/Share	$0.0246	$0.0479	$0.0702	$0.0914
Dilution to New Shareholders	$0.9667	$0.9433	$0.9210	$0.8998
Percentage Dilution to New Shareholders	96.67%	94.33%	92.10%	89.98%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Overview

Amarantus Bioscience Holdings, Inc. was incorporated on August 3, 2008 and commenced operations developing treatments and diagnostics for diseases in the areas of neurology, regenerative medicine and orphan diseases through its subsidiaries.

Results of Operations for the Year Ended December 31, 2017 as Compared to the Year Ended December 31, 2016 and For the Six Months Ended June 30, 2018 Compared the Six Months Ended June 30, 2018.

Revenue

As the Company is generally a biotech firm with operations focused on research and development, we have not generated any revenues since inceptions.

Operating Expenses

During the year ended December 31, 2017, operating expenses decrease by $5,497,864, from $8,712,987 for the year ended December 31, 2016 to $3,215,123 in 2017 due to a reduction in research and development expense from $3,669,762 for the year ended December 31, 2016 to $0.00 for 2017. We also decreased our general and administrative costs by $1,828,102.

During the six months ended June 30, 2018, operating expenses increase by $933,461.00, from $1,584,919 for the six months ended June 30, 2017 to $2,518,380 in 2018 due to a increasein general and administrative costs of $921,589.00, and an increase in research and development costs of $11,872.00.

Other Income (Expenses)

Interest Income

During the year ended December 31, 2017, Other Income (Expenses) increased $1,583,368 from $(2,953,366) for the year ended December 31, 2016 to $(1,368,998) in 2017 due to a reduction in interest expense of $ 2,675,325 and a decrease in other expenses of $166,804, which was offset by an increase in costs from interest income of $95,694.

During the six months ended June 30, 2018, Other Income (Expenses) increased $315,156.00 from $625,405for the six months ended June 30, 2018 to $940,561 in 2018, due mostly to a substantial increase in interest income of $305,969.00

Net loss

As a result of the above, Net Loss increased $723,142 from $1,491,224 for the year ended December 31, 2016 to $2,214,366 in 2017.

As a result of the above, Net Loss increased $1,248,617.00 from $2,210,324 for the six months ended June 30, 2017 to 3,458,941 in 2018.

Liquidity and Capital Resources

The accompanying unaudited financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying unaudited financial statements, during the year ended December 31, 2017, the Company incurred a net loss of $4,584,122, and at December 31, 2017, the Company had a working capital deficit of $18,117,667. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The unaudited financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

At June 30, 2018, the Company had cash on hand of $94. We may be required to raise additional funds, particularly if we are unable to generate positive cash flow as a result of our operations. We estimate that based on current plans and assumptions, that our cash will not be sufficient to satisfy our cash requirements under our present operating expectations, without further financing, for up to 12 months. In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through borrowings and the sale of common stock. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of an equity financing.

Operating Activities

During the year ended December 31, 2017, we used $2,569,028 of cash in operating activities. Non-cash adjustments included total depreciation and amortization expenses of $17,240, prepaid expense and current assets of $538,750 and $2,030,279 in accounts payable and accrued expenses

For the six months ended June 30, 2018 we used $3,264,636 of cash in operating activities. Non-cash adjustments consisted of $4,440,638 in prepaid expenses and other current assets and $(1,176,003) in accounts payable and accrued expenses

Investing Activities

For the year ended December 31, 2017 we used $0 in investment activities.

For the six months ended March 31, 2018 we used $(546,613) in investing activities, consisting of acquisition of intellectual property and acquisition of other assets.

Financing Activities

For the year ended December 31, 2017 we received $1,999,984 from financing activities, consisting of $1,528,141 in additional paid in capital, $437,504 from the issuance of convertible preferred stock, $57,739 from the issuance of common stock, and $(23,400) in accumulated deficit.

For the six months ended June 30, 2018 we received $689,661 from financing activities. This consisted of $2,350,0,742 in additional paid in capital, $(16,666,374) in issuance of convertible stock. This was a result of renegotiating the terms of previously issued preferred stock. In addition, we received $83,046 from sale of common stock and $14,922,247 from accumulated deficit.

Critical Accounting Policies and Estimates

Use of estimates

The preparation of the unaudited financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates during the years ended December 31, 2016 and 2015 include the useful lives of website development cost, beneficial conversion of convertible notes payable, the valuation of derivative liabilities and the valuation of stock-based compensation.

Revenue recognition

The Company follows ASC 605-10 “Revenue Recognition” and recognizes revenue when all the conditions for revenue recognition are met: (i) persuasive evidence of an arrangement exists, (ii) collection of the fee is probable, (iii) the sales price is fixed and determinable and (iv) services have been rendered.

Revenue is derived from subscription fees and the recovery of photo infringement settlement fees. The Company collects settlement fees for commercial and editorial uses from operating companies. The Company provides infringement protection and monitoring services to copyright owners under which copyright owners retain the Company to identify and collect settlement payments from Internet users who have infringed on their copyrights. Revenue is recognized when the Company collects a settlement fee or upon entering into a settlement agreement which acts as a waiver to the infringement against the copyright owner.  Fee-for-service revenue is reported net of contractual allowances.

The Company reports its revenue at gross amounts in accordance with ASC 605-45 “Principal Agent Considerations” because it is responsible for fulfillment of the service, has substantial latitude in setting price, assumes the credit risk and it is responsible for the payment of all obligations incurred for legal and debt collection fees. The Company bears the credit risks if it does not collect the settlement fees and will be responsible to pay for fees including, but not limited to, court filing fees, collection fees, travel costs, deposition reporter, video, and transcript fees, expert fees and expenses, investigation costs, messenger and process service fees, computer-assisted legal research fees, document duplication and/or imaging expenses, electronic-data vendor fees, and any fees or costs that a court may order to pay to a party or third party.

Derivative Liabilities

The Company follows the provisions of FASB ASC Topic No. 815-40, “Derivatives and Hedging - Contracts in an Entity’s Own Stock”, for the embedded conversion options that were accounted for as derivative liabilities at the date of issuance and adjusted to fair value through earnings at each reporting date. In accordance with ASC 815, the Company has bifurcated the conversion feature of the convertible Debentures, along with any free-standing derivative instruments and recorded derivative liabilities on their issuance date. The Company uses the Black-Scholes model to value the derivative liabilities.

BUSINESS

Our Business

Amarantus Bioscience Holdings (“The Company”) is a biotechnology company developing treatments and diagnostics for diseases in the areas of neurology, regenerative medicine and orphan diseases through its subsidiaries. AMBS’ wholly-owned subsidiary Elto Pharma, Inc. has development rights to eltoprazine, a Phase 2b-ready small molecule indicated for Parkinson’s disease levodopa-induced dyskinesia, Alzheimer’s aggression and adult attention deficit hyperactivity disorder, commonly known as ADHD. AMBS acquired the rights to the Engineered Skin Substitute program (ESS), a regenerative medicine-based approach for treating severe burns with full-thickness autologous skin grown in tissue culture that is being pursued by AMBS’ wholly-owned subsidiary Cutanogen Corporation. AMBS’ wholly-owned subsidiary MANF Therapeutics, Inc. owns key intellectual property rights and licenses from a number of prominent universities related to the development of the therapeutic protein known as mesencephalic astrocyte-derived neurotrophic factor (“MANF”). MANF Therapeutics, Inc. is developing MANF-based products as treatments for brain and ophthalmic disorders. MANF was discovered by the Company’s Chief Scientific Officer John Commissiong, PhD. Dr. Commissiong discovered MANF from AMBS’ proprietary discovery engine PhenoGuard. AMBS also owns approximately 79.25 million shares of Avant Diagnostics, Inc. via the sale of its wholly-owned subsidiary Amarantus Diagnostics, Inc. that occurred in May 2016.

AMBS’ wholly-owned subsidiary Elto Pharma, Inc. has development rights to eltoprazine, a Phase 2b-ready small molecule indicated for Parkinson’s disease levodopa-induced dyskinesia, Alzheimer’s aggression and adult attention deficit hyperactivity disorder, commonly known as ADHD. AMBS acquired the rights to the Engineered Skin Substitute program, a regenerative medicine-based approach for treating severe burns with full-thickness autologous skin grown in tissue culture that is being pursued by AMBS’ wholly-owned subsidiary Cutanogen Corporation. AMBS’ wholly-owned subsidiary MANF Therapeutics, Inc. owns key intellectual property rights and licenses from a number of prominent universities related to the development of the therapeutic protein known as mesencephalic astrocyte-derived neurotrophic factor (“MANF”). MANF Therapeutics, Inc. is developing MANF-based products as treatments for brain and ophthalmic disorders. MANF was discovered by the Company’s Chief Scientific Officer John Commissiong, PhD. Dr. Commissiong discovered MANF from AMBS’ proprietary discovery engine PhenoGuard. The Company also re-acquired rights to the Alzheimer’s blood diagnostic LymPro Test ®, MSPrecise™ and NuroPro.

On April 23, 2018, the Company appointed Dr. Richard Kagan as Chief Medical Advisor for wholly-owned subsidiary Cutanogen Corporation. Dr. Ropacki is the President of Strategic Global Research & Development (SG R&D), an S Corporation based in San Francisco, which collaborates with sponsors developing and executing Clinical Development Plans to maximize meaningful and productive regulatory interactions, as well as increase the probability of technical and regulatory success. Prior to his role at SG R&D, Dr. Ropacki was most recently Senior Vice President of Clinical Developmernt at MedAvante-ProPhase after its acquisition by WIRB Copernicus Group (WCG) in 2017. Before the WCG acquisition, he served as MedAvante’s Vice President of Research & Development. Prior to his work at MedAvante, Dr. Ropacki held roles of increasing responsibility at Johnson & Johnson (NYSE:JNJ), his last as Director of Clinical Development, Neuroscience, Research and Development, for Janssen Research & Development. In this capacity he served as the Clinical Lead responsible for developing and leading the Cognitive Health in Aging Registry: Investigational, Observational and Trial studies in dementia research Prospective Readiness Cohort (CHARIOT-PRO) program and was responsible for assisting with the development and execution of other clinical programs within the neuroscience therapeutic area. Prior to that role, Dr. Ropacki served as Global Medical Affairs Leader, Head of Late-Stage Development at Janssen Alzheimer’s Immunotherapy, LLC.

On April 30, 2018, the Company appointed Dr. Paula Trzpacz as Chief Medical Advisor for wholly-owned subsidiary Elto Pharma. Prior to joining Elto Pharma, Dr. Trzepacz was the Chief Medical Officer at Neurotrope from June 2016 to September 2016, and has served as a member of Amarantus’ Alzheimer’s disease Diagnostics Scientific Advisory Board since 2015. Prior to Neurotrope, Dr. Trzepacz was at Eli Lilly and Company for over 15 years where she completed her tenure as Senior Medical Fellow in Neurosciences drug development. She served on the global drug development team for Amyvid, the PET radiotracer indicated for estimation of beta-amyloid plaque density in brains of cognitively impaired persons suspected of having Alzheimer’s disease. Prior to that, she led the Phase 2 medical team investigating mibampator, a novel AMPA receptor potentiator, for agitation and aggression in Alzheimer’s disease patients. As Senior Medical Fellow on the global Strattera team for over three years, Dr. Trzepacz was the medical lead for registration and regulatory related issues for its ADHD indications for both adult and pediatric populations, including design of new Phase 3 registration trials and collaborations with the European and Japanese Lilly teams. As Senior Medical Director of U.S. Neurosciences, she was responsible for a large medical team of physicians and other scientists, including for the design and execution of many Phase 4 double-blind, randomized placebo-controlled clinical trials over a five-year period. Some of those trials were used to support registration work in addition to answering key patient-relevant questions for practicing physicians. Importantly, the products her team supported included Prozac, Zyprexa, Cymbalta, and Strattera and their multiple indications, line extensions, and formulations.

On May 1, 2018, the Company entered into an exclusive option agreement with Leipzig University. The exclusive option agreement allows the Company to license rights to “LymPro Test 2.0” which incorporates LymPro Test results with those of amyloid PET imaging for the diagnosis of Alzheimer’s disease. Under the terms of the agreement, Amarantus acquired an exclusive option to evaluate data produced from a German-based clinical study (LymPro PET 1) initiated in 2016 and completed in 2017 under the supervision of Dr. Thomas Arendt, the inventor of LymPro Test. Amarantus received a summary of the data on May 2, 2018. Upon exercising the Company’s exclusive option, Amarantus and Leipzig will complete negotiations to license LymPro IP and data created from LymPro PET 1 to Amarantus, and collaborate on a confirmatory 20 subject trial (LymPro PET 2) currently enrolling under Dr. Arendt’s supervision.

On May 10, 2018, the Board of Directors approved a conversion into common shares of $1,284,497 in convertible securities (992830 shares of Series E Convertible Preferred Stock and 291.667 shares of Series H Convertible Preferred Stock) that its CEO, Mr. Gerald Commissiong, acquired from Infusion 51a on May 1, 2018 (the “Redemption Conversion”). The Redemption Conversion was approved at the per share price of $0.038, (the closing price on May 1, 2018), for a total of issuance of 33,802,552 common shares of Amarantus to Mr. Commissiong. Mr. Commissiong acquired Infusion 51a’s entire position (992830 shares of Series E Convertible Preferred Stock and 291.667 shares of Series H Convertible Preferred Stock) as a result of a redemption request made on February 23, 2018 by Mr. Commissiong to Infusion 51a. Prior to the redemption request, Mr. Commissiong was previously a non-control, non-affiliate limited partner in Infusion 51a. Mr. Commissiong made the redemption request to Infusion 51a to facilitate the completion of the Tender Exchange due to challenges Infusion 51a would have faced in participating in the Tender Exchange’s Special Purpose Vehicle that is being established to liquidate shares issuable under the Tender Exchange. At the time of the redemption request, at the time of the completion of the redemption request, and throughout the term of his limited partnership in Infusion 51a, Mr. Commissiong was not an affiliate of Infusion 51a, and in no way exercised control or influence over Infusion 51a’s decisions regarding its investment in Amarantus, or any other entity. Mr. Commissiong became a passive limited partner of Infusion 51a as a result of the contribution of his ownership position in Vivacitas Oncology, Inc. (that he obtained as a co-founder of Vivacitas Oncology with Dr. Joseph Rubinfeld) to Infusion 51a in Q4/2016 at the request of Vivacitas Oncology’s then Chief Executive Officer Dr. Joseph Rubinfeld. At the time of Mr. Commissiong’s redemption request, and at the time of its completion, Amarantus Bioscience Holdings, Inc. investments held by Infusion 51a represented less than 10% of Infusion 51a’s assets under management.

Principal Products in Development

Eltoprazine in development for the treatment of symptomatic neurological disorders

Eltoprazine is a small molecule 5HT1a/1b partial agonist in mid-stage clinical development for the treatment of symptomatic neurological disorders including Parkinson’s disease levodopa-induced dyskinesia (PD-LID), Attention Deficit Hyperactivity Disorder (ADHD) and Alzheimer’s disease aggression. Eltoprazine was originally developed by Solvay Pharmaceuticals for the treatment of aggression, including a successful Phase 2a Alzheimer’s disease aggression clinical study. Eltoprazine has been evaluated in over 680 human subjects to date, with a well-established safety profile. Solvay out-licensed the Eltoprazine program to PsychoGenics. PsychoGenics licensed Eltoprazine in 2014 to Amarantus following a successful Phase 2 studies in PD-LID in Europe and successful Phase 2 clinical study Adult ADHD in the United States. In each study, both primary and secondary endpoints were met.

In March 2015, the Company received notification of approval from the FDA that IND 124224 was approved which allowed the Company to commence this clinical trial. We commenced a Phase 2b clinical study in PD LID, and enrolled one patient, but then paused enrollment due to the classification of PD LID as an orphan indication and due to internal prioritization of our ESS program. There is no pre-clinical, safety, or other activity concern about the use of Eltoprazine that was involved in this decision.

In February 2016, we received orphan drug designation (ODD) from the FDA for Eltoprazine in the treatment of Parkinson’s disease levodopa-induced dyskinesia (PD-LID). We are currently evaluating strategic options for the further development of Eltoprazine, including potential out-licensing or spinouts of the program.

Destrum Partners, LLC, a nationally recognized consultant in bio-science evaluations recently provided the Company with a risk adjusted net present value of approximately $316,000,000, segregated into US markets and European markets, $128,000,000 and $188,000,000, respectively. Although we cannot book this value as an asset on our balance sheet without the approval of an independent auditor, we are confident that this valuation represents potential value of our Eltoprazine products. The full report provided by Destrum Partners, LLC has been attached hereto as Exhibit XX.

Engineered Skin Substitute (ESS) development by wholly-owned subsidiary Cutanogen Corporation

In July 2015, we completed the acquisition of Cutanogen Corporation (“Cutanogen”), a biotechnology company holding intellectual property for Engineered Skin Substitute (ESS), from Lonza Walkersville, a subsidiary of Lonza Group, Ltd. ESS is an autologous, full-thickness skin replacement product for the treatment of life threatening severe burns. Concurrent with the acquisition of Cutanogen, we engaged Lonza Walkersville to produce ESS for human clinical trials and subsequent commercial distribution. ESS has become the Company’s primary development focus.

We believe ESS has the potential to become the standard of care in the treatment of severe burns. It a tissue-engineered skin prepared from autologous (patient’s own) skin cells. The product candidate is produced from a small sample of the patient’s remaining healthy skin. The sample is harvested from a portion of healthy skin remaining on a burn patient’s body and is then shipped to Lonza’s central laboratory facility. Proprietary ESS methodologies and techniques are applied to produce full thickness skin grafts containing both epidermal and dermal layers that cover sufficient surface area to close the deep, severe wounds covering the majority of the patient’s body. The newly produced ESS skin grafts are then shipped to the burn center for surgical transplantation onto the original patient to facilitate wound closure. Wound closure is of critical importance in this setting to promote healing and to reduce the risk of a variety of infections, including sepsis. Researchers consider self-to-self skin grafts from autologous skin tissue to be ideal for burn treatment because they are less likely to be rejected by the immune system of the patient, unlike with porcine or cadaver grafts with which immune system rejection is likely.

ESS is being developed with financial support from a grant from the Armed Forces Institute for Regenerative Medicine (AFIRM). The AFIRM grant was awarded to support the IND and initial clinical studies. The Company also entered into a Cooperative Research and Development Agreement (CRADA) with the U.S. Army Institute of Surgical Research (USAISR) and Rutgers, The State University of New Jersey (Rutgers University), to support a Phase 2 clinical trial for the treatment of deep partial and full-thickness burns in adult patients, including US soldiers. The Phase 2 study is intended to evaluate the safety and efficacy of ESS versus meshed split thickness autograft, the current standard of care.

We have received orphan drug designation with the Food and Drug Administration (FDA for the treatment of full thickness burns covering over 50% of the total body surface area (TBSA). The Company has filed applications for rare pediatric disease designation (RPDD) and Orphan Drug Designation (ODD) for ESS in the treatment of Giant Congenital Melanocytic Nevi (GCMN) and intends to request RPDD and ODD from the FDA for the treatment of severe burns in children who are still growing. In addition, the Company intends to request fast-track designation and breakthrough designation pathways, for severe burns, severe burns in children who are still growing and GCMN.

Mesencephalic Astrocyte-derived Neurotrophic Factor (MANF)

MANF is a biologic protein drug candidate that was discovered by the Company’s Chief Scientific Officer, Dr. John Commissiong. It is believed to have broad potential as a treatment that reduces and/or prevents apoptosis (cell death) in response to injury or disease, via the unfolded protein response. We are the front-runner and primary holder of intellectual property around MANF and are focusing on the development of MANF-based protein therapeutics in the areas of orphan ophthalmological conditions. MANF has demonstrated efficacy as a disease-modifying treatment in animal models of retinitis pigmentosa (“RP”) and retinal artery occlusion (“RAO”). MANF has received orphan drug designation from the FDA for the treatment of RP and RAO.

We are planning the next phase of pre-clinical studies with MANF and are continuing to work on manufacturing clinical-grade material for MANF human clinical development programs.

Alzheimer’s disease (LymPro Test®)

LymPro Test ®

The Lymphocyte Proliferation Test (“LymPro Test®”, or “LymPro”) is a diagnostic blood test for Alzheimer’s disease originally developed by the University of Leipzig in Germany. The test works by evaluating the cell surface marker CD69 on peripheral blood lymphocytes following a mitogenic stimulation. The underlying scientific basis for LymPro is that Alzheimer’s patients have a dysfunctional cellular machinery division process that inappropriately allows mature neurons in the brain to enter the mitotic process (cell division /cell cycle). When this happens, the neurons start the cell division process, but cannot complete the process. This inappropriate cell division activation process is also present in the lymphocytes of Alzheimer’s patients. The LymPro Test was analytically validated under CLIA guidelines under an investigational use only (“IUO”) designation at the company’s contracting laboratory, Icon Central Laboratories in Farmingdale, NY in 2015.

MSPrecise®

Additional Diagnostic Biomarkers

The Company owns intellectual property rights to two diagnostic blood test platforms known as NuroPro and BC-. NuroPro is a neurodegenerative disease diagnostic platform with a lead application in Parkinson’s disease. BC-SeraPro is an oncology diagnostic platform with a lead application in breast cancer. The Company also owns certain rights to a cerebrospinal spinal fluid (CSF) test for Multiple Slcerosis.

Phenoguard

MANF was discovered utilizing our proprietary PhenoGuard protein discovery technology, and we believe that this drug discovery platform can be used to discover other, similar neurotrophic factors. Our PhenoGuard technology currently consists of 88 cell lines, and we intend to expand the number of such cell lines as we conduct research directed towards the discovery of such additional neurotrophic factors. We have placed further work with our Phenoguard technology on hold, as we apply our resources to the continuing development of ESS.

Competition

Treatments for Severe Burns

The current trend of severe burn wound care is focused on the emergence of various skin substitutes in the management of acute burn injury as well as post burn reconstructions. Skin substitutes have important roles in the treatment of deep dermal and full thickness wounds. At present, there is no ideal substitute in the market. Skin substitutes can be divided into two main classes, namely, biological and synthetic substitutes. The biological skin substitutes have a more intact extracellular matrix structure, while the synthetic skin substitutes can be synthesized on demand and can be modulated for specific purposes. Each class has its advantages and disadvantages. The biological skin substitutes may allow the construction of a more natural new dermis and allow excellent re-epithelialisation characteristics due to the presence of a basement membrane. Synthetic skin substitutes demonstrate the advantages of increase control over scaffold composition. The ultimate goal is to achieve an ideal skin substitute that provides an effective and scar-free wound healing.

Several companies have developed products for the treatment of severe burns. Among those companies are:

-	Smith & Nephew Wound Management
-	Genzyme Biosurgery
-	Integra Life Sciences Corporation
-	LifeCell Corporation/Kinetic Concepts
-	Organogenesis Inc
-	Intercytex
-	Genzyme
-	Advanced Biohealing/ Shire
-	Cy Ttera/ NovoCell/ViaCyte
-	Biomimetic Therapeutics Inc.
-	RTI Biologics

Four of these companies, (Smith and Nephew, Genzyme, Organogenesis, Integra and Advanced Biohealing) have products that are FDA approved for use in burn patients.

Treatments for Parkinson’s Disease Levodopa Induced Dyskinesia (‘PD-LID”)

Amantadine

Although no drug is currently approved by the U.S. Food and Drug Administration (“FDA”) for PD-LID, several small and medium studies (enrolling fewer than 70 patients) have demonstrated efficacy using Symmetrel (Amantadine). Amantadine was initially developed as an antiviral medication to treat influenza in the 1960s and was coincidentally discovered as a treatment for Parkinson’s disease. Amantadine usually provides only mild relief, but is the only drug currently used to treat PD LID.

Amantadine HCI (ADS-5102, developed by Adamas Pharmaceuticals):

ADS-5102, which is amantadine in high dose controlled-release version (HCI), is designed to address many of the limitations of immediate-release amantadine. In Adamas’ clinical studies, the amantadine plasma concentration achieved from the early morning through mid-day is approximately two-times that reached from immediate-release amantadine, providing symptomatic relief to patients as they engage in their daily activities. The lower concentrations of ADS-5102 occurred in the evening, which may potentially reduce the negative effect of amantadine on sleep. In addition, ADS-5102 capsules can be opened to sprinkle the contents on food for use by Parkinson’s disease patients who have difficulty swallowing due to their illness.

In the Phase 2/3 clinical study (the EASED study), ADS-5102 met its primary endpoint and several key secondary endpoints. Results from the EASED study were presented at the 17th International Congress of Parkinson’s Disease and Movement Disorders and at the 9th World Parkinson’s Congress. Adamas has reported positive topline data from a Phase 3 registration trial of ADS-5102 in PD LID. Adamas plans to submit a New Drug Application (NDA) to the US Food and Drug Administration (FDA) for ADS-5102 if a second Phase 32 trial confirms the findings.

Mavoglurant (AFQ056) (developed by Novartis):

Mavoglurant (AFQ056) is an antagonist of the glutamate receptor mGluR5 which was developed by Novartis (NVS) for several CNS indications, including PD-LID. In a 31 patient Phase 2 trial in patients with moderate-to-severe PD-LID, 15 patients were randomized to 25-150 mg mavoglurant twice daily and 16 patients were randomized to placebo. Patients in the active drug group experienced a significant reduction in symptoms as measured by the Lang-Fahn Activities in Daily living scale without negative impact on the effectiveness of the anti-Parkinson’s efficacy of their ongoing dopaminergic therapy. Similar effects were seen in the second study, which examined the efficacy of mavoglurant in 28 patients with severe PD-LID and used the Modified Abnormal Movement Scale to measure efficacy. However, during 2013 and 2014, Novartis announced the results of its phase IIb/III studies on patients with fragile X syndrome (FXS) did not meet the primary endpoints, and in 2014, announced it will not continue the development of Mavoglurant.

Dipraglurant (in development by Addex Therapeutics):

Dipraglurant, an oral negative allosteric modulator (NAM) of the metabotropic glutamate receptor 5 (mGluR5) for the treatment of PD-LID was examined in a randomized, double blind, placebo controlled Phase 2a trial in 83 subjects with moderate-to-severe Parkinson’s disease. Results show that dipraglurant was safe and well tolerated with the most important side effects being vertigo, blurred vision, and a drunk feeling but none of these was severe. Results on the modified AIMS scale showed statistically significant improvement on days 1 and 14, with clinically relevant reductions in the dipraglurant group on all three periods tested (days 1, 14, and 28). Addex has specifically been looking to out-license dipraglurant for the initiation of a Phase 2b program study since 2012.

Treatments for Adult ADHD

Adderall

Adderall is a psychostimulant pharmaceutical drug of the phenethylamine class used in the treatment of attention deficit hyperactivity disorder (ADHD) and narcolepsy. The medication is a mixture of amphetamine stereoisomer salts and inactive ingredients. By salt content, the active ingredients are 75% dextroamphetamine salts and 25% levoamphetamine salts. Adderall is available in immediate release and extended release formulations.

Methylphenidate

Methylphenidate is a psychostimulant drug and substituted phenethylamine approved for treatment of attention-deficit hyperactivity disorder (ADHD), postural orthostatic tachycardia syndrome and narcolepsy. It was first licensed by the U.S. Food and Drug Administration (FDA) in 1955 for treating what was then known as hyperactivity. Prescribed to patients beginning in 1960, the drug became heavily prescribed in the 1990s, when the diagnosis of ADHD itself became more widely accepted. Methylphenidate is sold as Concerta, Methylin, Ritalin, and Equasym XL

Dexmethylphenidate

Dexmethylphenidate, otherwise known as d-threo-methylphenidate (D-TMP), is the dextrorotatory enantiomer of methylphenidate. It is a norepinephrine-dopamine reuptake inhibitor (NDRI) and releasing agent and thus a psychostimulant, which affects the CNS. Dexmethylphenidate is sold as Focalin by Novartis, as Attenade by Celgene and as a generic drug by Teva, Mylan, and IntelliPharmaCeuticals.

Atomoxetine

Atomoxetine is a drug approved for the treatment of attention-deficit hyperactivity disorder (ADHD). It is a selective norepinephrine reuptake inhibitor (NRI). Atomoxetine is sold as Strattera.

Treatments for Retinitis Pigmentosa

The NT-501 (Renexus®) ECT implant system

The NT-501 (Renexus®) ECT implant system generates the neurotrophic cytokine CNTF for treating photoreceptor degeneration associated with retinitis pigmentosa (RP), macular telangiectasia (MacTel), and achromatopsia (ACHM). This product is being developed by Neurotech which has received orphan drug and Fast Track designation from the U.S. FDA for treatment of visual loss in RP.

Halorhodopsin gene therapy treatment

GenSight Biologics is developing a halorhodopsin gene therapy treatment of blindness based on the results of the work of Dr. Ernst Bamberg a member of GenSight Biologics SAB, using a haorhodopsin gene embedded into a specific AAV variant which has shown its capacity to transfer the gene only into cones. The potential treatment for RP is currently in preclinical development.

Diagnostics for Alzheimer’s Disease

Cerebrospinal Fluid (CSF)

CSF samples and protein assays of particular analytes remain today the best tools in the diagnosis of Alzheimer’s disease and encephalitis. The procedure involves a lumbar puncture - the insertion of a hallow cannula or needle into the lower spinal column in order to collect 5-10 ml of blood free CSF.  Until recently there have not been any in vitro diagnostic quality assays available to replace the lumbar puncture diagnostic procedure and there may not be until Saladax / Ortho Clinical Diagnostics or Roche Diagnostics release their publically report CSF Ab42 and CSF Tau assays.

Positron Emission Tomography (PET)

PET requires large, multi-million dollar cameras which collect the radioactive decay of minute quantities of hot radioactive tracers injected into the blood stream. The tracers emit correlated photo pairs which indicate where the tracer is staining tissue in vivo. FDG-PET is an FDA-approved tracer which measures glucose metabolism and has been successfully used to image brain energy consumption. More recently Amyvid from Avid Radiopharmaceuticals, now Lilly Diagnostics, received FDA approval as an in vivo radiotracer to label the amyloid plaques of the brain. These studies typically cost $3,000-$5,000 per imaging session per patient and require patients travel to a facility with a PET facility rather than receive a diagnostic test in their clinician’s office.

Magneto encephalography (MEG)

MEG instruments which are both physically large and costly to facilities wishing to purchase them, employ advanced superconducting magnets operating in near absolute zero temperature to measure minute brain currents. They are scarcely available in the US and Japan, let alone any other country in the world. They are primarily used for research and will likely never become commonplace in clinical practice due to their size and cost.

Magnetic Resonance Imaging (MRI)

MRI instruments are able to measure the gross anatomy of the brain within the skull with resolution approaching 100 microns in a standard 1.5T clinical MRI. Although they are costly and accessible only at an imaging center (in patient or outpatient), they are standard of care to ensure that there is no gross brain tumor or evidence of white matter infarct, typical after sub-clinical or mini-strokes have occurred.  In one costly modality, functional MRI is conducted whereby a patient is given tasks to complete while they are lying in an MRI brain scanner and asked to participate in task-based maneuvers to understand which anatomical structures are active during which dynamic task. These diagnostic studies are costly and difficult to implement with satisfactory results due to the distractions of motion artifacts and noise. In routine clinical practice, they are not commonly conducted.

Cognition

There are many companies creating computerized cognitive assessments of a human subject from a neuropsychological perspective. Many of these are considered reliable and easily administered in a clinician’s office. Some of the cognitive assessment tools in the market today are the CogState battery of tasks, the CNS Vital Signs, the ImPACT test and the CANTAB battery. However, these cognition assessment tools have limitations on their ability to accurately and objectively measure brain function.

Diagnostics for Multiple Sclerosis

There is currently no single diagnostic test that is proof-positive for multiple sclerosis (“MS”). There is a set of accepted criteria for MS diagnosis, but even this system is imperfect. Since diagnosing MS can be very difficult, it must be done by a neurologist who specializes in treating MS.

An accurate diagnosis is currently based on the patient’s medical history and neurological examination using tests of nervous system function. Much depends on the skill of the physician in asking the right questions to uncover information and to properly evaluate the signs and symptoms of a malfunctioning nervous system.

In addition to a thorough medical history and neurological examination, a variety of specialized procedures are helpful in accurately diagnosing MS. These include imaging techniques such as magnetic resonance imaging (MRI), spinal taps (examination of the cerebrospinal fluid that runs through the spinal column), and laboratory analysis of blood samples.

The precise image produced by MRI gives the neurologist clear evidence of scar tissue in the deep parts of the brain or spinal cord that is characteristic of MS. However, abnormal spots on the brain MRI can be caused by other conditions, so these images must be interpreted by the neurologist in light of all information about the patient. Similar lesions can be seen in elderly people or people with migraine headaches or high blood pressure. Confirming a diagnosis of MS and ruling out other possible causes requires expert interpretation of the MRI scan.

Performing a spinal tap to examine the cerebrospinal fluid might be helpful in diagnosing MS. An experienced MS neurologist may be able to confirm a suspected diagnosis of MS, particularly if the patient’s history and physical examination suggest the presence of the disease. Abnormalities that might appear in the cerebrospinal fluid can be very helpful in establishing a diagnosis but, like other tests, spinal taps are not foolproof in diagnosing MS.

A blood test may help rule out conditions that imitate multiple sclerosis, but the presence of MS cannot be detected in the blood.

Manufacturing

We do not have any in-house manufacturing capabilities. The Company intends to outsource the manufacturing of its products to third party contractors, with special capabilities to manufacture chemical drugs and biologic drug candidates for submission and clinical testing under FDA guidelines.

Market

Diagnostics for Alzheimer’s disease

Treatments for Severe Burns

A burn is a type of injury to flesh or skin caused by heat, electricity, chemicals, friction, or radiation. Burns that affect only the superficial skin are known as superficial or first-degree burns. When damage penetrates into some of the underlying layers, it is a partial-thickness or second-degree burn. In a full-thickness or third-degree burn, the injury extends to all layers of the skin. A fourth-degree burn additionally involves injury to deeper tissues, such as muscle or bone.

The treatment required depends on the severity of the burn. Superficial burns may be managed with little more than simple pain relievers, while major burns may require prolonged treatment in specialized burn centers. Full-thickness burns usually require surgical treatments, primarily skin grafting. According to the American Burn Association, there are currently approximately between 500 and 2000 cases annually involving burns covering over 50% of the patient’s total body surface area. In this patient population, the mortality rate is approximately 40%. The long-term outcome is primarily related to the size of burn and the age of the person affected, and the speed with which the wound surface area can be closed.

Treatments for Parkinson’s Disease Levodopa Induced Dyskinesia

Parkinson’s disease (PD) is a severe neurological disorder characterized by tremor, muscle rigidity, and an inability to walk with a steady gait. According to a 2008 report generated by DataMonitor, there are over 4,000,000 PD patients worldwide spending in excess of $3 billion annually on treatments. It is widely accepted that with the increasing trend towards a longer lifespan coupled with the baby-boomer population approaching retirement, the incidence of Parkinson’s disease is likely to double in the next 20 years. We believe that the potential market opportunity for a drug that could treat PD-LID exceeds $750M annually in the United States alone.

Levodopa (also known as L-dopa) remains the gold standard for the treatment of the debilitating motor symptoms of PD. A side effect of prolonged treatment with levodopa is the occurrence of levodopa-induced dyskinesia (PD-LID). PD-LID is characterized by involuntary non-purposeful movements of the head and neck, arms, legs or trunk. With continued levodopa treatment, and as PD progresses, PD-LID can become severely disabling and has been associated with a decrease in the quality of life for Parkinson’s patients. There are currently no medications approved for the treatment of PD-LID. Reducing PD-LID is one of the greatest patient unmet medical needs in the treatment of advanced PD according to the Michael J. Fox Foundation. Although no drug is currently approved by the U.S. Food and Drug Administration (“FDA”) for PD-LID, several studies have demonstrated efficacy in a subset of the PD LID population using a drug called Amantadine.

Treatments for Adult Attention Deficit Hyperactivity Disorder

Attention deficit hyperactivity disorder (ADHD) is a psychiatric disorder of the neurodevelopmental type in which there are significant problems of attention, hyperactivity, or acting impulsively. The condition can be difficult to tell apart from other disorders as well as that of high normal activity. ADHD management usually involves some combination of counseling, lifestyle changes, and medications. Most healthcare providers accept ADHD as a genuine disorder with debate in the scientific community mainly around how it is diagnosed and treated. The company estimates that the ADHD treatment market worldwide approaches $8 billion annually.

Treatments for Retinitis Pigmentosa

Retinitis Pigmentosa (RP) refers to a group of inherited diseases causing retinal degeneration. The cell-rich retina lines the back inside wall of the eye and is responsible for capturing images from the visual field. People with RP experience a gradual decline in their vision because photoreceptor cells (rods and cones) die. Symptoms include a progressive degeneration of peripheral and night vision as well as the degeneration in color perception and central vision; night blindness is one of the earliest and most frequent symptoms of RP. RP is typically diagnosed in adolescents and young adults. The rate of progression and degree of visual loss varies from person to person. Most people with RP are legally blind by age 40.

Diagnostics for Alzheimer’s disease

Alzheimer’s disease (AD) is a chronic neurodegenerative disorder affecting millions of people worldwide. It is the number one form of dementia in the world. The risk of being afflicted with AD increases with age, with one in nine people over the age of 65 having the disease. The prevalence of the disease is approximately 5,200,000 individuals in the US. On the other hand, the incidence (or rate at which new cases of disease develop) is age dependent with approximately 53 new cases per 1,000 people ages 65 to 74, 170 new cases per 1,000 people ages 75 to 84, and 231 new cases per 1,000 people ages 85 and older, with 454,000 new cases occurring in 2010 [Alzheimer’s Association, 2013 Alzheimer’s Disease Facts and Figures, Alzheimer’s & Dementia, Volume 9, Issue 2]. AD is also the sixth leading cause of death across all ages in the United States [AA2013: 113], and its prevalence is expected to quadruple by 2050. It is estimated that the cost of caring for people with AD and other dementia’s will increase from an estimated $203 billion in 2013 to a projected $1.2 trillion per year by 2050 with Medicare and Medicaid covering approximately 70% of such costs.

The cause and progression of Alzheimer’s disease are not well understood. As of 2012, more than 1000 clinical trials have been or are being conducted to find ways to treat the disease, but it is unknown if any of the tested treatments will work.

According to the Alzheimer’s Disease Foundation. It is widely accepted that with the increasing trend towards a longer lifespan coupled with the baby-boomer population approaching retirement, the incidence of Alzheimer’s disease is likely to double in the next 20 years. The exponential increase in the expected number of patients presenting with AD not only represents a major area of unmet medical need, but it also represents a significant market opportunity for diagnostics for this disease. AD biomarker sales are currently at 1.5 billion USD but are expected to double within the next 5 years (BCC research 2013).

Current clinical research focuses on the early phases of the disease. However, no accurate and convenient tools are available today for pre-dementia diagnosis of AD to support these efforts. Currently AD is diagnosed as a clinical entity using a process that combines cognition assessments with imaging- and spinal-fluid (CSF) tests. This diagnostic procedure may last for several months to a year and is usually initiated late in the disease development.

Several companies are focusing on blood as a test material. Typically, these companies employ a multi-assay strategy (multiple RNAs or proteins) combined with advanced statistical tools/algorithms to develop disease-specific diagnostic models.

Diagnostics for Multiple Sclerosis

Multiple sclerosis (MS) is a disease in which the patient’s immune system attacks the protective sheath (myelin) that covers nerves. Myelin damage disrupts communication between the brain and the rest of the body. Ultimately, the nerves themselves may deteriorate, a process that is currently irreversible.

Signs and symptoms vary widely, depending on the amount of damage and which nerves are affected. Some people with severe MS may lose the ability to walk independently or at all, while others experience long periods of remission during which they develop no new symptoms. There is no cure for multiple sclerosis. However, treatments can help speed recovery from attacks, modify the course of the disease and manage symptoms.

There are no specific diagnostic tests for MS. The diagnosis relies on ruling out other conditions that might produce similar signs and symptoms. The physician is likely to start with a thorough medical history and examination that may include the following:

●	Blood tests, to help rule out infectious or inflammatory diseases with symptoms similar to MS.

●	Spinal tap (lumbar puncture), in which a small sample of fluid is removed from the spinal canal for laboratory analysis. This sample can show abnormalities in white blood cells or antibodies that are associated with MS. Spinal tap can also help rule out viral infections and other conditions with symptoms similar to MS.

●	Magnetic resonance imaging (MRI) which can reveal areas of MS (lesions) on the brain and spinal cord. The patient may receive an intravenous dye to highlight lesions that indicate the disease is in an active phase.

The current standard of care method of diagnosis for MS involves the time-intensive analysis of cerebral spinal fluid (CSF) through the oligoclonal banding (OCB) test, as well as MRI, as well as a comprehensive set of clinical tests to rule-out other neurological diseases.

In addition to undergoing several examinations, there is also the risk of false positives. OBC’s test accuracy, for instance, is about 54% to 69%, which increases the chance for unnecessary and expensive treatments while delaying the real diagnosis. Misdiagnosis rates of over 50% have been routinely reported, as the cost for mis-prescribing MS treatments for patients with a false positive diagnosis has grown to an estimated $100,000 and $250,000.

There is currently an unmet need for a more accurate diagnostic for MS. Patients that present with MS-like clinical symptoms and evidence of non-specific neurological disease undergo a battery of tests in a diagnostic process that can take months or even years to complete. Unfortunately, the OCB test yields a high rate of false positive results, which can unnecessarily expose patients who do not have MS to chronic and expensive therapy that, in some cases, actually exacerbates their underlying disease. Alternatively, false negatives can delay the proper treatment of those patients who do have MS, possibly accelerating the development of permanent physical disability.

Distribution & Marketing

We intend to develop our product candidates through successive de-risking milestones towards regulatory approval and seek marketing approval of our product candidates or effect partnering transactions with biopharmaceutical companies seeking to strategically fortify pipelines and fund the costly later-stage clinical development required to achieve successful commercialization. We do not anticipate selling products directly into the marketplace, although we may do so depending on market conditions. Our focus is to strategically effect partnering transactions which will provide distribution and marketing capabilities to sell products into the marketplace.

Regulation

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. The FDA has very broad enforcement authority and failure to abide by applicable regulatory requirements can result in administrative or judicial sanctions being imposed on us, including warning letters, refusals of government contracts, clinical holds, civil penalties, injunctions, restitution, disgorgement of profits, recall or seizure of products, total or partial suspension of production or distribution, withdrawal of approval, refusal to approve pending applications, and criminal prosecution.

CLIA Certification for Diagnostic Products

The Company believes its diagnostic candidates will be initially be regulated as Laboratory Developed Tests (“LDTs”) under the Clinical Laboratory Improvement Amendments (“CLIA”), and thereafter the Company may seek to gain FDA approval for its diagnostic candidates as In-Vitro Diagnostics (“IVDs”).

Congress passed the Clinical Laboratory Improvement Amendments in 1988 to regulate development, evaluation, and use of LDTs. CLIA states that laboratories must demonstrate how well an LDT performs using certain performance standards. Laboratories that perform testing on human specimens for the diagnosis, prevention, or treatment of disease, or for the assessment of health, must comply with all applicable CLIA ’88 regulations. These regulations, which were finalized in 2003, establish standards to help ensure the quality and accuracy of laboratory testing. While most common laboratory tests are commercial tests, manufactured and marketed to multiple laboratories, some new tests are developed, evaluated, and validated within one particular laboratory. These LDTs are used solely within that laboratory and are not distributed or sold to any other labs or health care facilities.

Because LDTs are not marketed to other labs or facilities, they do not require approval for marketing from the U.S. Food and Drug Administration (FDA) as do commercially developed and marketed tests. However, these types of tests must go through rigorous validation procedures and must meet several criteria before results can be used for decisions regarding patient care. These include demonstration of test accuracy, precision, sensitivity, and specificity.

FDA Approval Process for Therapeutic Products

We believe that our therapeutic products will be regulated by the FDA as drugs. No manufacturer may market a new drug until it has submitted a New Drug Application, or NDA, to the FDA, and the FDA has approved it. The steps required before the FDA may approve an NDA generally include:

-	preclinical laboratory tests and animal tests conducted in compliance with FDA’s good laboratory practice requirements;
-	development, manufacture and testing of active pharmaceutical product and dosage forms suitable for human use in compliance with current good manufacturing practices, or GMP;
-	the submission to the FDA of an investigational new drug application, or IND, for human clinical testing, which must become effective before human clinical trials may begin;
-	adequate and well-controlled human clinical trials to establish the safety and efficacy of the product for its specific intended use(s);
-	the submission to the FDA of a New Drug Application, or NDA; and
-	FDA review and approval of the NDA.

Preclinical tests include laboratory evaluation of the product candidate, as well as animal studies to assess the potential safety and efficacy of the product candidate. The conduct of the pre-clinical tests must comply with federal regulations and requirements including good laboratory practices. We must submit the results of the preclinical tests, together with manufacturing information, analytical data and a proposed clinical trial protocol to the FDA as part of an IND, which must become effective before it may commence human clinical trials. The IND will automatically become effective 30 days after its receipt by the FDA, unless the FDA raises concerns or questions before that time about the conduct of the proposed trials. In such a case, we must work with the FDA to resolve any outstanding concerns before clinical trials can proceed. We cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such trials. The study protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board for approval. An institutional review board may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the institutional review board’s requirements or may impose other conditions.

Clinical trials involve the administration of the product candidate to humans under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control. Clinical trials are typically conducted in three sequential phases, though the phases may overlap or be combined. In Phase 1, the initial introduction of the drug into healthy human subjects, the drug is usually tested for safety (adverse effects), dosage tolerance and pharmacologic action, as well as to understand how the drug is taken up by and distributed within the body. Phase 2 usually involves studies in a limited patient population (individuals with the disease under study) to:

-	evaluate preliminarily the efficacy of the drug for specific, targeted conditions;
-	determine dosage tolerance and appropriate dosage as well as other important information about how to design larger Phase 3 trials; and
-	identify possible adverse effects and safety risks.

Phase 3 trials generally further evaluate clinical efficacy and test for safety within an expanded patient population. The conduct of the clinical trials is subject to extensive regulation, including compliance with good clinical practice regulations and guidance.

The FDA may order the temporary or permanent discontinuation of a clinical trial at any time or impose other sanctions if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. We may also suspend clinical trials at any time on various grounds.

The results of the preclinical and clinical studies, together with other detailed information, including the manufacture and composition of the product candidate, are submitted to the FDA in the form of an NDA requesting approval to market the drug. FDA approval of the NDA is required before marketing of the product may begin in the U.S. If the NDA contains all pertinent information and data, the FDA will “file” the application and begin review. The FDA may “refuse to file” the NDA if it does not contain all pertinent information and data. In that case, the applicant may resubmit the NDA when it contains the missing information and data. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of new drug applications. Most such applications for non-priority drug products are reviewed within 10 months. The review process, however, may be extended by FDA requests for additional information, preclinical or clinical studies, clarification regarding information already provided in the submission, or submission of a risk evaluation and mitigation strategy. The FDA may refer an application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. Before approving an NDA, the FDA will typically inspect the facilities at which the product candidate is manufactured and will not approve the product candidate unless GMP compliance is satisfactory. FDA also typically inspects facilities responsible for performing animal testing, as well as clinical investigators who participate in clinical trials. The FDA may refuse to approve an NDA if applicable regulatory criteria are not satisfied or may require additional testing or information. The FDA may also limit the indications for use and/or require post-marketing testing and surveillance to monitor the safety or efficacy of a product. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

The testing and approval process requires substantial time, effort and financial resources, and our product candidates may not be approved on a timely basis, if at all. The time and expense required to perform the clinical testing necessary to obtain FDA approval for regulated products can frequently exceed the time and expense of the research and development initially required to create the product. The results of preclinical studies and initial clinical trials of our product candidates are not necessarily predictive of the results from large-scale clinical trials, and clinical trials may be subject to additional costs, delays or modifications due to a number of factors, including difficulty in obtaining enough patients, investigators or product candidate supply. If we fail to obtain, or experience delays in obtaining, regulatory approvals or in complying with requirements could adversely affect the commercialization of product candidates and our ability to receive product or royalty revenues.

Other Regulatory Requirements

After approval, drug products are subject to extensive continuing regulation by the FDA, which include company obligations to manufacture products in accordance with Good Manufacturing Practice, or GMP, maintain and provide to the FDA updated safety and efficacy information, report adverse experiences with the product, keep certain records and submit periodic reports, obtain FDA approval of certain manufacturing or labeling changes, and comply with FDA promotion and advertising requirements and restrictions. Failure to meet these obligations can result in various adverse consequences, both voluntary and FDA-imposed, including product recalls, withdrawal of approval, restrictions on marketing, and the imposition of civil fines and criminal penalties against the NDA holder. In addition, later discovery of previously unknown safety or efficacy issues may result in restrictions on the product, manufacturer or NDA holder.

Manufacturers of products are required to comply with applicable FDA manufacturing requirements contained in the FDA’s GMP regulations. GMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation. The manufacturing facilities for our products must meet GMP requirements to the satisfaction of the FDA pursuant to a pre-approval inspection before it can use them to manufacture its products. Ours and any third-party manufacturers are also subject to periodic inspections of facilities by the FDA and other authorities, including procedures and operations used in the testing and manufacture of its products to assess its compliance with applicable regulations.

With respect to post-market product advertising and promotion, the FDA imposes a number of complex regulations on entities that advertise and promote pharmaceuticals, which include, among others, standards for direct-to-consumer advertising, promoting drugs for uses or in patient populations that are not described in the drug’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities, and promotional activities involving the internet. Failure to comply with FDA requirements can have negative consequences, including adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product.

Outside the United States, our ability to market a product is contingent upon receiving marketing authorization from the appropriate regulatory authorities. The requirements governing marketing authorization, pricing and reimbursement vary widely from jurisdiction to jurisdiction. At present, foreign marketing authorizations are applied for at a national level, although within the European Union registration procedures are available to companies wishing to market a product in more than one European Union member state.

We are also subject to various environmental, health and safety regulations including those governing laboratory procedures and the handling, use, storage, treatment, and disposal of hazardous materials. From time to time, and in the future, our operations may involve the use of hazardous materials.

Intellectual Property

The Company owns or has rights to more than 100 issued and pending patent applications worldwide covering our various proprietary technologies. We are able to protect our technology from unauthorized use by third parties only to the extent that it is covered by valid and enforceable patents or is effectively maintained as a trade secret or is protected by confidentiality agreements. Accordingly, patents or other proprietary rights are an essential element of our business.

Patents extend for varying periods according to the date of patent filing or grant and the legal term of patents in the various countries where patent protection is obtained. The actual protection afforded by a patent, which can vary from country to country, depends on the type of patent, the scope of its coverage and the availability of legal remedies in the country.

While trade secret protection is an essential element of our business and we take security measures to protect its proprietary information and trade secrets, we cannot give assurance that its unpatented proprietary technology will afford it significant commercial protection. We seek to protect its trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Our employees and consultants also sign agreements requiring that they assign to the Company their interests in intellectual property arising from their work for us. All employees sign an agreement not to engage in any conflicting employment or activity during their employment and not to disclose or misuse confidential information. However, it is possible that these agreements may be breached or invalidated, and if so, there may not be an adequate corrective remedy available. Accordingly, we cannot ensure that employees, consultants or third parties will not breach the confidentiality provisions in its contracts, infringe or misappropriate its trade secrets and other proprietary rights or that measures we take to protect our proprietary rights will be adequate.

In the future, third parties may file claims asserting that our technologies or products infringe on their intellectual property. We cannot predict whether third parties will assert such claims against us or against the licensors of technology licensed to us, or whether those claims will harm our business. If we are forced to defend ourselves against such claims, whether they are with or without merit and whether they are resolved in favor of, or against, our licensors or ourselves, we may face costly litigation and the diversion of our management’s attention and resources. As a result of such disputes, we may have to develop costly non-infringing technology or enter into licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to us, or at all.

Employees

We have 5 employees as of December 31, 2017. We also utilize outside consultants as needed to support our operations.

General

The Company is currently headquartered in New York, NY, leasing a temporary office at WeWork at 110 Wall Street. The Company’s shares of common stock are publicly traded on the OTC Pinksheets under the symbol “AMBS”.

MANAGEMENT

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers of the corporation are appointed by the Board of Directors to a term of one year and serves until a successor is duly appointed and qualified, or until he or he is removed from office. The Board of Directors has no nominating, auditing or compensation committees. The Board of Directors also appointed our officers in accordance with the Bylaws of the Company, and per employment agreements negotiated between the Board of Directors and the respective officer. Currently, there are no such employment agreements. Officers listed herein are employed at the whim of the Directors and state employment law, where applicable.

The name, address, age and position of our officer and director is set forth below:

Name	Age	First Year as a Director or officer	Office(s) held
Gerald E. Commissiong	36		President and Chief Executive Officer, Director
Dr. John W. Commissiong	74		Chief Scientific Officer, Director
Steven Spence	59		Director
Robert L. Harris	74		Director
Donald D. Huffman	71		Director
Elise Brownell			EVP Project Manager & Operations

The term of office of each director of the Company ends at the next annual meeting of the Company’s stockholders or when such director’s successor is elected and qualifies. No date for the next annual meeting of stockholders is specified in the Company’s bylaws or has been fixed by the Board of Directors. The term of office of each officer of the Company ends at the next annual meeting of the Company’s Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualifies.

Directors are entitled to reimbursement for expenses in attending meetings but receive no other compensation for services as directors. Directors who are employees may receive compensation for services other than as director. No compensation has been paid to directors for services.

Biographical Information

Gerald E. Commissiong

President & Chief Executive Officer

Mr. Commissiong is President & CEO, Co-Founder and a member of the Board of Directors of Amarantus Bioscience Holdings, Inc. Mr. Commissiong has been responsible for leading the Company’s strategic transactions, licensing, research collaborations, mergers and acquisitions, and fund raising. He has raised over of $25 million to acquire and develop assets to build a robust therapeutics and diagnostics pipeline. Prior to becoming CEO in October 2011, Mr. Commissiong was the Chief Operating Officer. Prior to co-founding Amarantus, Mr. Commissiong played professional football for the Calgary Stampeders of the Canadian Football League. Mr. Commissiong received a B.Sc. in Management Science and Engineering with a focus on Financial Decisions from Stanford University.

Elise Brownell, Ph.D.

Senior Vice President of Operations and Project Management

Dr. Brownell joined Amarantus in December 2014 and has more than 20 years of biotechnology and pharmaceutical project management experience with a proven track record of advancing programs through clinical development. She serves as a Life Sciences entrepreneurial advisor for ASTIA, the nation’s premier entrepreneurial organization focused on women-led businesses. Dr. Brownell is also a member of the Editorial Advisory Board for Contract Pharma Magazine, and previous Chair of the Leaders Network program of Women in Consulting. She is the co-founder of ZephyrBiotech, LLC, a project management firm dedicated to advancing therapeutic candidates through development to key inflection points for clients. Earlier, Dr. Brownell was a founding member, head of project management and senior director of Aerovance, Inc., a venture-backed biotechnology company spun out from Bayer Healthcare, where she created and managed effective team processes to bring product candidates into full scale clinical Phase 1 and 2 development. Prior to Aerovance, Dr. Brownell acted as head of project management for Bayer’s Biotechnology Unit, where she integrated project strategies to meet therapeutic and market needs. Other roles included building and negotiating partnerships with third parties to support development programs, leading research teams through early bench-to-clinic development phases, as well as entrepreneurial investment experience with Angel’s Forum. Dr. Brownell received her M.S., M.Phil. and Ph.D. in biology from Yale University and her B.S. in biology from Allegheny College.

Steven Spence

Director

Steven Spence has over 30 years of experience in capital markets, business development and as a corporate advisor. Mr. Spence joined Dominick & Dickerman in 2014. After 3 years brokering swaps and FRAs at Eurobrokers International Ltd., Mr. Spence began a 17-year career at Merrill Lynch where he created, developed and managed various listed derivative operations for Merrill Lynch in the United States, Switzerland, France and throughout Asia. He returned to New York to run Global Listed Derivatives and subsequently to London where he served as COO of Merrill Lynch Security Services International. After leaving Merrill Lynch in 2003, Mr. Spence was an independent business consultant to public and private companies, serving as COO, independent Director and advisor to various companies and financial institutions. Mr. Spence is a graduate of Columbia University. Mr. Spence currently holds the series 7, 79, 24 and 66 FINRA Licenses.

Robert L. Harris

Director

Mr. Harris has served as a member of the Board of Amarantus since December 2010. Mr. Harris is a retired Vice President of Environmental, Health, Safety, Technical and Land Services at Pacific Gas and Electric Company, where he worked from September 1972 to January 2007. He graduated from San Francisco State University in 1965 and received his Juris Doctor degree from the University of California School of Law at Berkeley (Boalt Hall) in 1972. He was admitted to the California State Bar in December 1972 and argued and won a case in the United States Supreme Court in 1985. Harris also completed the Harvard Graduate School of Business Advanced Management Program and the Management Development Program at Duke University’s School of Business. For five years, Harris was selected by Ebony magazine as one of the “100 Most Influential Blacks in America” (1980, 1992, 1993, 1994 and 1995). Mr. Harris is qualified to serve as a Director because of his extensive experience as a business executive and his legal background.

Donald D. Huffman

Director

Mr. Huffman has served as a director of the Company since July 22, 2014 and serves on the board of two other companies. In March 2015, Mr. Huffman became a member of the board of directors of SteadyMed LTD. (STDY - NASDAQ) and has served on the board of Dance BioPharma, Inc., since July 2013. From September 2010 to March 2012, Mr. Huffman served as the Chief Financial Officer of Wafergen Biosystems Inc., a publicly-held emerging genomic analysis company and was its Co-President from September 2011 to March 2012. From October 2008 to September 2010, Mr. Huffman served as the Chief Financial Officer of Asante Solutions, Inc., a medical device company with an approved wearable insulin pump. From July 2006 to October 2008, Mr. Huffman served as Chief Financial Officer of Guava Technologies, Inc., a life science instrumentation company acquired by Millipore Corporation and then Merck & Co., Inc. From October 2004 to July 2006, Mr. Huffman served as Chief Financial Officer and principal of Sanderling Ventures, a biomedical venture capital firm. Mr. Huffman also has served as the Chief Financial Officer of three other public companies: Volcano Corporation (formerly known as EndoSonics Corporation), a company that manufactures medical devices; Microcide Pharmaceuticals, Inc., a biopharmaceutical company; and Celtrix Pharmaceuticals, Inc., a company that developed novel therapeutics for the treatment of debilitating, degenerative conditions, which was acquired by Insmed Incorporated in 2000. Mr. Huffman earned a B.S. in Mineral Economics from Pennsylvania State University and an M.B.A. from the State University of New York at Buffalo. He completed the Financial Management Program at the Stanford University Graduate School of Business. Mr. Huffman is qualified based on his extensive financial background primarily focused in the life sciences.

John W. Commissiong, PhD

Chief Scientific Officer, Director

Dr. Commissiong has served as the Chief Scientific Officer and a Director of Amarantus since co-founding the company in 2008. Prior to Amarantus, Dr. Commissiong served as the CSO of Neurotrophics, Inc. and Prescient Neuropharma, Inc. Throughout his distinguished career, Dr. Commissiong has been focused on the discovery of novel neurotrophic factors for the treatment of neurodegenerative diseases as well as understanding the fundamental underlying biology of protoplasmic type-1 astrocytes that secrete neurotrophic factors. He was Chief of the Neural Transplantation Unit, NINDS-NIH, from 1989-94 where his research focused on identifying therapeutic approaches to spinal cord injury. Dr. Commissiong was Head of the Neurotrophic Factors Group, NINDS-NIH, from 1994-97 where he focused on developing technologies to systematically identify novel neurotrophic factors with applications for specific Central Nervous System disorders. He co-founded Prescient Neuropharma in 1999, and discovered MANF in 2003. The work pioneered by Dr. Commissiong has led to significant advancements in the field of astrocyte-neuron biology. Dr. Commissiong did his Postdoctoral work in the Lab Preclin Pharmac, NIMH-NIH, concentrating on the application of quadrupole mass spectrometry in the analysis of neurotransmitters. He holds a Ph.D. in Neurophysiology from the University of Southampton, a M.Sc. in Biochemical Pharmacology from the University of Southampton, and a B.S. in Biology and Chemistry from the University of the West Indies.

Executive Compensation

The table below summarizes all compensation awarded to, earned by, or paid to our Officers and Directors who occupied such position as of the date of this Offering Circular, for all services rendered in all capacities to us for the period for the past 2 years. The Company does not have employment agreements with any of the persons named below (and has not presently entered into such agreements with any such persons), and does not pay them a salary or other compensation at the present time. We also do not currently have any benefits, such as health or life insurance, available to our employees.

Name and Position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Gerald E. Commissiong	2015	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2016	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2017	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2018	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
John W. Commissiong	2015	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2016	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2017	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2018	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Steven Spence	2015	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2016	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2017	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2018	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Robert L. Harris	2015	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2016	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2017	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2018	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Donald D. Huffman	2015	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2016	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2017	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2018	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Elise Brownell	2015	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2016	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2017	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2018	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Please see Note 8 of our unaudited financial statements as it relates to related party transactions. There is 1 familial relationships between the Company and any officer or director: the Founder/CEO and Founder/CSO are father and son, respectively.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of common stock beneficially owned as of November 14, 2018, by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group.  Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of common stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicate the amount of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

Shareholder	Class of Stock	No. of Shares	Voting Rights (1)	% of Voting Rights (2)	% Voting Rights After Offering (Low Range)	% Voting Rights Post Offering (High Range)
Gerald E. Commissiong (3)	Common	400,931	400,931	0.15%	0.02%	0.08%
	Series E	992.83	31,448,527	11.48%	1.38%	6.64%
	Series H	291.6665	9,238,723	3.37%	0.41%	1.95%
John W. Commissiong (4)	Common	982	982	0.00%	0.00%	0.00%
Steven Spence (5)	Common	0	0	0.00%	0.00%	0.00%
Robert L. Harris (6)	Common	24,986	24,986	0.01%	0.00%	0.01%
Donald D. Huffman (7)	Common	0	0	0.00%	0.00%	0.00%
Elise Brownell (8)	Common	0	0	0.00	0.00%	0.00%
All Officers and Directors (6 persons)			41,114,150	15.01%	1.81%	8.68%
BMI Capital Partners Intl, Ltd. (9)	Common	20,000,000	20,000,000	7.30%	0.88%	4.22%
Dominick & Dickerman LLC (10)	Common	20,000,000	20,000,000	7.30%	0.88%	4.22%
Dominick Membership LLC (10)	Common	7,080,000	7,080,000	2.59%	0.31%	1.49%
Xpress Group Intl. (11)	Common	25,530,667	25,530,667	9.32%	1.12%	5.39%
All Non-Officer and Directors Beneficial Owners			72,610,667	26.52%	3.19%	15.32%
ALL BENEFICIAL OWNERS			113,724,817	41.53%	5.00%	24.00%

(1)	Voting Rights are based on the conversion rights as of November 15, 2018 for the Series E and Series H Preferred Shares. Common stock has one vote per each share and no cumulative voting.
(2)	Voting percentage is based on 233,158,484 shares of common stock as of November 15, 2018, and the full voting rights of Series E and H Preferred Shares if converted on November 15, 2018.
(3)	Gerald E. Commissiong is our Chief Executive Officer and President
(4)	John W. Commissiong is a Director and our Chief Science Officer
(5)	Steve Spence is a Director.
(6)	Robert L. Harris is a Director
(7)	Donald D. Huffman is a Director
(8)	Elise Brownwell is our Senior Vice President of Operations and Project Management
(9)	Mr. Heng Fai Chan is the principal for BMI Capital Partners Intl. Limited having an address at Unit B/17F, Greatmany Centre, 109-111 Queen’s Rd. East, Wanchai Hong Kong
(10)	Dominick & Dickerman LLC and Dominick Membership LLC are affiliated companies. Dominick & Dickerman LLC is managed by Mr. Robert M. Hladek with offices at , 570 Lexington Ave, Suite 4200, New York NY 10022. Dominick Membership LLC represents a group having ownership in Dominick & Dickerman LLC and has offices at 1700 e. Putnam Avenuem Suite 202, Old Greenwich CT 06870
(11)	Xpress Group Intl. Ltd. is managed by Mr. Heng Fai Chan, with addresses at Unit B, Greatmany Center109-111 Queen’s Roadeast Wenchaihong Kong Hong Kong

DESCRIPTION OF CAPITAL

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

We are authorized to issue up to 250,000,000 shares of common stock, par value $0.0001 per share.

As of the date of this offering, we have 233,158,484 shares of common stock outstanding.

Common Stock

Voting

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast.  Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock.  Any decision to pay dividends on our common stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future.  See “Dividend Policy.”  The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Preferred Stock

The Corporation is authorized to issue l0,000,000 shares of preferred stock, of which 250,000 shares of Series A Convertible Preferred Stock, 1 share of Series B Convertible Preferred Stock, 750,000 shares of Series C Convertible Preferred Stock, 13,335 shares of Series E Convertible Preferred Stock, 10,000 shares of Series G Preferred Stock and 25,000 shares of Series H Convertible Preferred Stock have been designated. For more details on the entire terms and conditions related to each Designation, please refer to the exhibits to this Prospectus. There are currently no shares of Series A Preferred Stock issued.

Series A

The Company has determined to designate 250 shares as Series A Preferred Stock, but no designation has been formalized by the board of director or filed with the state of Nevada.

Series B

Voting

Each holder of our common stock is entitled to vote on all matters submitted to shareholders of the Corporation in an amount equal to 24,999,999,999 shares of common stock for each one (1) share of Preferred Stock. Except as otherwise required by law or herein, the holders of shares of Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock.  Any decision to pay dividends on our common stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future.  See “Dividend Policy.”  The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

There are currently 249,999 shares of Series B Preferred Stock issued.

Series C

Voting

The holders of Series C Convertible Preferred Stock shall have the right to cast 300 votes for each share held of record on all matters submitted to a vote of holders of the Corporation’s common stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series C Convertible Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.

Dividends

There are not dividend rights.

Conversion

Each share of Series C Convertible Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time, into shares of Common Stock at a conversion rate of one (1) share of Common Stock (the “Conversion Rate”) for every one (1) share of Series C Convertible Preferred Stock. The Series C Preferred Stock then outstanding shall automatically convert into shares of the Common Stock at the Conversion Rate then in effect without any further action on the part of the Company or any holder of Series C Preferred Stock: (i) upon the listing of the Common Stock of the Company on the NASDAQ, NYSE MKT or other national securities exchange or (ii) upon the receipt by the Company of a written request for such conversion from the holders of at least 66 2/3% of the Series C Preferred Stock then outstanding (voting as a single class and on an as-converted basis).

Liquidation Preferences.

In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the Holders of Series C Convertible Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of the Common Stock.

A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

There are currently no shares of Series C Preferred Stock issued.

Series D

Voting

Series D Preferred Stock has no voting rights.

Dividends

Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 8% per annum (subject to increase pursuant to Section lO(b)), payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date and on each Conversion Date (with respect only to Preferred Stock being converted) ( each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash, or at the Corporation’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(a), or a combination thereof.

Conversion

Each share of Series D Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the stated value of $1,000 per share by the $0.03.

Liquidation Preferences

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, whereby all equity holders of the Company are liquidated wherein proceeds are distributed from the net assets of the Company upon a final liquidation or termination of the Company, the Holders of Series D Preferred Stock shall be entitled to received out of the assets, whether capital or surplus $1,000 per share held, and prior to any distributions to “Junior Securities” as defined in the designation of the Series D Preferred Stock.

There are currently no shares of Series D Preferred Stock issued.

Series E

Voting

Each holder of Series E Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to such number of votes that is equal to the number of shares of Common Stock that each share of Series E Preferred Stock is convertible into; provided, however, that in connection with a vote by the shareholders of the Corporation on a proposal for a reverse stock split of the issued and outstanding Common Stock of the Corporation, each holder of Series E Preferred Stock agrees that the Corporation’s Board of Directors can vote on his or her behalf. Except as otherwise required by law or herein, the holders of shares of Series E Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

Conversion

Each share of Preferred Stock shall be convertible, at any time after the Stock Exchange Uplisting and the passage of minimum time of any regulatory period for the shares being free to trade (“Free Trading Date”) at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Tranche Size by the Conversion Price that is applicable to the First Liquidation Interval or the Subsequent Liquidation Interval (capitalized terms being defined in the Amended Designation of Series E Preferred Stock attached hereto as an exhibit). The Conversion price shall be equal to the stated value, $1,000 divided by the average trading price of the common stock as quoted on a national exchange for the previous 12 days.

There are currently 8,699.161 shares of Series E Preferred Stock issued.

Series F

Voting

Except as otherwise expressly required by law, each holder of Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to such number of votes that is equal to the number of shares of Common Stock that each share of Preferred Stock is convertible into multiplied by ten thousand (10,000). Except as otherwise required by law or herein, the holders of shares of Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

Conversion

Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Stated Value, $1,000 of such share of Preferred Stock by the Conversion Price, $0.03 per share.

Dividends

Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends att he rate per share (as a percentage of the Stated Value per share) of 8% per annum (subject to increase pursuant to Section 10(b)), payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date and on each Conversion Date. (All capitalized terms are defined in the Designation of the Series G Preferred Stock attached hereto as an exhibit.

Liquidation Preferences

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, whereby all equity holders of the Company are liquidated wherein proceeds are distributed from the net assets of the Company upon a final liquidation or termination of the Company, the Holders of Series D Preferred Stock shall be entitled to received out of the assets, whether capital or surplus $1,000 per share held, and prior to any distributions to “Junior Securities” as defined in the designation of the Series D Preferred Stock.

There are currently 0 shares of Series F Preferred Stock issued.

Series G

Voting

Holders of Series G Preferred Stock have no voting rights.

Conversion

One or more shares of the Series G Preferred Stock may be converted, in part or in whole, into shares of Common Stock, at any time or times after the Issuance Date, as limited by the Designation of the Series G Preferred Stock.

Dividends

Commencing on the date of the issuance of any such shares of Series G Preferred Stock, each outstanding share of Series G Preferred Stock will accrue cumulative dividends (“Dividends”), at a rate equal to 8.25% per annum,subject to adjustment as provided in the Certificate of Designation for Series G Preferred Stock, of $5,000.00. Dividends will be payable with respect to any shares of Series G Preferred Stock upon any of the following: (a) upon redemption of such shares in accordance with Section I.F of the Designation of the Series G Preferred Stock; (b) upon conversion of such shares in accordance with Section I.G of the Designation of the Series G Preferred Stock; and (c) when, as and if otherwise declared by the board of directors of the Corporation.

Liquidation Preferences

Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, pari passu with any distribution or payment made to the holders of Preferred Stock and Common Stock by reason of their ownership thereof, the Holders of Series G Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series G Preferred Stock equal to $5,000.00, plus any accrued but unpaid Dividends thereon. If, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the amounts payable with respect to the shares of Series G Preferred Stock are not paid in full, the holders of shares of Series G Preferred Stock will share equally and ratably with the holders of shares of Preferred Stock and Common Stock in any distribution of assets of the Corporation in proportion to the liquidation preference and an amount equal to all accumulated and unpaid Dividends, if any, to which each such holder is entitled.

There are currently no shares of Series G Preferred Stock issued.

Series H

Voting

Each holder of Series E Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to such number of votes that is equal to the number of shares of Common Stock that each share of Series E Preferred Stock is convertible into; provided, however, that in connection with a vote by the shareholders of the Corporation on a proposal for a reverse stock split of the issued and outstanding Common Stock of the Corporation, each holder of Series E Preferred Stock agrees that the Corporation’s Board of Directors can vote on his or her behalf. Except as otherwise required by law or herein, the holders of shares of Series E Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

Conversion

Each share of Preferred Stock shall be convertible, at any time after the Stock Exchange Uplisting and the passage of minimum time of any regulatory period for the shares being free to trade (“Free Trading Date”) at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Tranche Size by the Conversion Price that is applicable to the First Liquidation Interval or the Subsequent Liquidation Interval (capitalized terms being defined in the Amended Designation of Series E Preferred Stock attached hereto as an exhibit). The Conversion price shall be equal to the stated value, $1,000 divided by the average trading price of the common stock as quoted on a national exchange for the previous 12 days.

There are currently 4,202.446 shares of Series H Preferred Stock issued.

Limitations on Liability and Indemnification of Officers and Directors

Nevada law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.  Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Nevada law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be.  Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Nevada law.  We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities.  We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

The transfer agent for our common stock is V Stock Transfer, LLC.

SHARE ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.  We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the completion of this offering, we will have 296,291,508outstanding shares of common stock if we complete the maximum offering hereunder.  All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 5% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal about 2,962,915 shares if fully subscribed; or

●	the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

The Offering will be sold by our officers and directors.

This is a self-underwritten offering. This Offering Circular is part of an exemption under Regulation A that permits our officers and directors to sell the Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. After the qualification by the Commission and acceptance by those states where the offering will occur, the Officer and Directors intends to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdiction only. We do not intend to use any mass-advertising methods such as the Internet or print media. Officers and Directors will also distribute the prospectus to potential investors at meetings, to their business associates and to his friends and relatives who are interested the Company as a possible investment, so long as the offering is an accordance with the rules and regulations governing the offering of securities in the jurisdictions where the Offering Circular has been approved. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Terms of the Offering

The Company is offering on a best-efforts, self-underwritten basis a maximum of 100,000,000 shares of its common stock.

The Company is offering, on a best-efforts, self-underwritten basis, a maximum of 100,000,000 shares of its common stock at a fixed price to be determined upon qualification of the Form 1-A filing. The price shall be fixed for the duration of the offering, unless an amendment is properly filed with the Commission. There is no minimum investment required from any individual investor. The shares are intended to be sold directly through the efforts of our officers and directors. The shares are being offered for a period not to exceed 360 days. The offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 360 days from the effective date of this document. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Eilers Law Group, P.A.

EXPERTS

None

REPORTS

As a Tier 1, Regulation A filer, we are not required to file any reports.

INDEX TO UNAUDITED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED DECEMBER 31, 2016

CONTENTS:

Balance Sheet as of December 31, 2017 and December 31, 2016 (unaudited)

Statement of Operations for the period ended December 31, 2017 and December 31, 2016 (unaudited)

Statements of Stockholder’s Deficit for the period ended December 31, 2017 and December 31, 2016 (unaudited)

Statements of Cash Flows for the period end December 31, 2017 and December 31, 2016 (unaudited)

Notes to the Unaudited Financial Statements for December 31, 2017 and December 31, 2016

Balance Sheet as of Six Months Ended June 30, 2018 and June 30, 2017	F-2

Statement of Operations for the Six Months Ended June 30, 2018 and June 30, 2017	F-3

Statements of Cash Flows for the Six Months Ended June 30, 2018 and June 30, 2017	F-4

Notes to the Unaudited Financial Statements for June 30, 2018 and June 30, 2017	F-5

AMARANTUS BIOSCIENCE HOLDINGS, INC.
BALANCE SHEET

(Unaudited)

	June 30, 2018	June 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	94	52,434
Related party convertible notes receivable at fair value	34,213	576,698
Prepaid expenses and other current assets	792,580	1,095,859
Total current assets	826,887	1,724,990

Non-current assets:
Property and equipment, net	-	5,660
Investment in Avant at fair value	9,341,657	8,800,000
Intangible assets	4,956	-
Goodwill	-	-
Total non-current assets	9,346,613	8,805,660
TOTAL ASSETS	10,173,500	10,530,650

LIABILITIES AND STOCKHOLDERS’ DEFICIT AND TEMPORARY EQUITY

Current liabilities:
Accounts payable and accrued liabilities	12,418,269	16,474,210
Notes payable	165,000	1,587,265
Convertible Notes	18,018,388	9,467,416
Share-settled debt	475,109	475,109
Total current liabilities	31,076,765	28,004,000

Total liabilities	31,076,765	28,004,000

Common and Preferred Stock	2,962,508	19,565,098
Additional paid-in capital	84,513,758	80,359,121
Accumulated deficit	(104,920,590)	(115,187,244)
Net Income	(3,458,941)	(2,210,324)
Total stockholders’ equity	(20,903,265)	(17,473,350)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT AND TEMPORARY EQUITY	10,173,500	10,530,650

AMARANTUS BIOSCIENCE HOLDINGS, INC.

STATEMENTS OF OPERATIONS
(unaudited)

	June 30, 2018	June 30, 2017
Net revenues:	$-	$-

Operating expenses:
Research and development	12,052	180
General and administrative	2,506,328	1,584,739
Total operating costs and expenses	2,518,380	1,584,919
Loss from operations	(2,518,380)	(1,584,919)
Other income (expense):
Interest Income	11,653	22,623
Interest Expense	(952,213)	(646,244)
Other expense	-	(1,784)
Total other income (expense)	(940,561)	(625,405)

Net loss	(3,458,941)	(2,210,324)

AMARANTUS BIOSCIENCE HOLDINGS, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	June 30, 2018	June 30, 2017
Cash flows from operating activities
Net loss	$(3,458,941)	$(2,210,324)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	-	-
Changes in assets and liabilities:
Prepaid expenses and other current assets	4,440,638	1,445,593
Accounts payable and accrued expenses	(1,176,003)	472,614
Net cash used in operating activities	3,264,636	1,918,207

Cash flows from investing activities
Acquisition of Intellectual Property	(4,956)	-
Acquisition other assets	(541,657)	11,580
Net cash used in investing activities	(546,613)	11,580

Cash flows from financing activities
Additional paid in capital	2,350,742	24,750
Proceeds from issuance of convertible preferred stock	(16,666,374)	259,000
Proceeds from issuance of common stock	83,046	-
Accumulated deficit	14,922,247	-
Net cash provided by financing activities	689,661	283,750

Net increase in cash and cash equivalents	(51,258)	3,213
Cash and cash equivalents, beginning of the year	51,352	49,221
Cash and cash equivalents, end of period	$94	$52,434

AMARANTUS BIOSCIENCE HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

Note 1 – Organization and Description of Business

Amarantus Bioscience Holdings, Inc. (“Amarantus” or the “Company”) is a California based biopharmaceutical company founded in January 2008. The Company owns or has exclusive licenses to various product candidates in the biopharmaceutical and diagnostic areas of the healthcare industry. The Company is developing our diagnostic product candidates in the field of neurology, and its therapeutic product candidates in the areas of neurology, psychiatry, ophthalmology and regenerative medicine. The Company’s business model is to develop its product candidates through various de-risking milestones that the Company believes will be accretive to shareholder value, and will position them to be strategically partnered with pharmaceutical companies, diagnostic companies and/or other stakeholders in order to more efficiently achieve regulatory approval and commercialization.

Note 2 – Going Concern

The Company’s activities since inception have consisted principally of acquiring product and technology rights, raising capital, and performing research and development. Successful completion of the Company’s development programs and, ultimately, the attainment of profitable operations are dependent on future events, including, among other things, its ability to access potential markets; secure financing, develop a customer base; attract, retain and motivate qualified personnel; and develop strategic alliances. From inception, the Company has been funded by a combination of equity and debt financings. Although management believes that the Company will be able to successfully fund its operations, there can be no assurance that the Company will be able to do so or that the Company will ever operate profitably. The Company’s activities since inception have consisted principally of acquiring product and technology rights, raising capital, and performing research and development. Historically, we have incurred net losses and negative cash flows from operations.

The Company expects to continue to incur substantial losses over the next several years during its development phase. To fully execute its business plan, the Company will need to complete certain research and development activities and clinical studies. Further, the Company’s product candidates will require regulatory approval prior to commercialization. These activities may span many years and require substantial expenditures to complete and may ultimately be unsuccessful. Any delays in completing these activities could adversely impact the Company. The Company plans to meet its capital requirements primarily through issuances of debt and equity securities and, in the longer term, revenue from product sales.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern.

Historically, the Company has incurred net losses and negative cash flows from operations. The Company believes its current capital resources are not sufficient to support its operations. Management intends to continue its research efforts and to finance operations of the Company through debt and/or equity financings. Management plans to seek additional debt and/or equity financing through private or public offerings or through a business combination or strategic partnership. There can be no assurance that the Company will be successful in obtaining additional financing on favorable terms, or at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 3 – Summary of Significant Accounting Policies

Significant Accounting Policies - There have been no material changes in the Company’s significant accounting policies, other than the Fair Value of Convertible Notes Receivable, to those previously disclosed in the 2015 Annual Report.

Reclassification - Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements. These reclassifications had no effect on the previously reported net loss.

Basis of Presentation - The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States (See Note 2) regarding the assumption that the Company is a “going concern”.

Development Stage Company - The Company is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification. The Company is still devoting substantially all of its efforts on establishing the business. Its planned principal operations have not commenced. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Significant estimates include the fair value of notes receivable and derivatives, the fair value of stock-based compensation and warrants, the carrying value of intangible assets (patents and licenses), valuation allowance against deferred tax assets, and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Research and Development Expenditures - Research and development costs are expensed as incurred. Research and development costs include salaries and personnel-related costs, consulting fees, fees paid for contract research services, fees paid to clinical research organizations and other third parties associated with clinical trials, the costs of laboratory equipment and facilities, and other external costs. The Company incurred approximately $3.7 million on research and development costs for the year ended June 30, 2018, respectively.

Fair Value Option - The Company has elected the fair value option to account for its convertible note receivable and its investments at fair value with changes in fair value recorded in the statement of operations.

Fair Value Convertible Notes Receivable - The Company’s convertible note receivable as of December 31,2016 was valued, taking into consideration, cost of the investment, market participant inputs, market conditions, liquidity, operating results and other qualitative and quantitative factors. The values at which the Company’s convertible note receivable are carried on its books are adjusted to estimated fair value at the end of each quarter taking into account general economic and stock market conditions and those characteristics specific to the underlying investments.  Due to the short term nature of convertible note receivable, cost approximates fair value.

Investments – Investments in entities where the Company can exercise significant influence, but not control, is classified as an equity investment and accounted for using the fair value option.

Recent Accounting Pronouncements

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company. We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

Note 4 – Net Loss per share

The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, Earnings per Share. Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

Note 5 – Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

The Company follows FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

☐ ☐ Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

☐ ☐ Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

☐ ☐ Level 3 - Inputs that are both significant to the fair value measurement and unobservable. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of November 30, 2016. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, accrued compensation and accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

Note 6 – Convertible Notes Receivable

Notes 7 – Notes Payable

As of June 30, 2018, the Company had notes payable in the aggregate amount of $166,600 outstanding.

On January 4th, 2018 , Amarantus BioScience Holdings, Inc. (the “Company”) issued a 12% Senior Secured Convertible Note (the “Secured Note”) to Xpress Group International Limited (the “Investor”) in the principal amount of $15,000 pursuant to a Securities Purchase Agreement dated January 4th, 2018 (the “SPA”).

On January 23rd, 2018 , Amarantus BioScience Holdings, Inc. (the “Company”) issued a 12% Senior Secured Convertible Note (the “Secured Note”) to CK Pappardelle (the “Investor”) in the principal amount of $25,000 pursuant to a Securities Purchase Agreement dated January 23rd, 2018 (the “SPA”).

On the Maturity Date, all outstanding principal and accrued and unpaid interest shall be converted into Company common stock.

Share Settled Debt – No activity in the year ended June 30, 2018

Note 8 – Stockholder’s Equity

In 6 months ended June 30, 2018, company issued 5,700,000 shares to various investors

Note 9 – Temporary Equity

Series E Preferred Stock

The following table summarizes the Company’s Series E Preferred Stock activities for the year ended June 30, 2018 (amount in thousands):

	Series E convertible preferred stock
	Shares	Par value
Balances as of January 1, 2018	8,274	$10,243
Series E preferred stock converted into convertible notes payable	(5,086)	(5,086)
Balance as of June 30, 2018	3,188	$5,157

Series H Preferred Stock

The following table summarizes the Company’s Series H Preferred Stock activities for the year ended June 30, 2018 (amount in thousands):

	Series H convertible preferred stock
	Shares	Par value
Balances as of January 1, 2018	5,672	$9,152
Series H preferred stock converted into convertible notes payable	(3,769)	(3,769)
Balance as of June 30, 2018	1,903	$5,383

Note 10 – Related Party Transactions

Convertible Notes Receivable

See footnote 6 for a discussion of convertible notes receivable.

Notes Payable

The Company has a demand promissory note with Neurotrophics, which is due 365 days upon demand of the holder. At the option of the Company, the note and the accrued interest owed can be repaid by issuing shares of its common stock based on the closing price of the Company’s common stock on the day of the conversion. The conversion price if converted on June 30, 2018 would be $0.05 related to the note and accrued interest on the note and would convert to approximately 5.2 million shares.

Note 11 – Subsequent Event

On November 8, 2017, the Company issued the holder the Note which matures on July 5, 2018 and is convertible into shares of the Company’s common stock at any time after the issuance date at a price per share equal to 75% of the lowest volume weighted average price for the ten trading days prior to and the ten trading days following the date of conversion. The holder of the Note may not convert such Note if, upon conversion, the holder together with its affiliates would beneficially own more than 4.99% of the Company’s issued and outstanding common stock; provided, however, such beneficial ownership limitation may be increased or decreased at any time but in no event shall exceed 9.99% of the Company’s issued and outstanding common stock. As long as any portion of the Note remains outstanding, the Company may not, without the consent of holders of at least 51% of the principal amount of the then outstanding Note, (i) enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind except for Permitted Indebtedness (as defined in the Note), (ii) enter into, create, incur, assume or suffer to exist any Liens (as defined in the Note) of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom except for Permitted Liens (as defined in the Note), (iii) except for an amendment to its outstanding preferred stock, amend its charter documents in any manner that materially and adversely affects any rights of the holder of the Note, (iv) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its common stock or common stock equivalents other than as to the Conversion Shares (as defined in the Note) or Warrant Shares (as defined in the Note), (v) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents, all or any portion of any Indebtedness (as defined in the Note) (other than the Note if on a pro-rata basis), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness, including Permitted Indebtedness from and after the occurrence of an event of default, (vi) declare or make any dividend or other distribution of its assets or rights to acquire its assets to holders of shares of common stock, (vii) issue any common stock or common stock equivalents except as permitted pursuant to the SPA, (vii) enter into any transaction with any affiliate of the Company, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company or (vii) enter into any agreement with respect to any of the foregoing.

Pursuant to the terms of the SPA, on November 6, 2017, Gerald Commissiong, the President and Chief Executive Officer of the Company executed a Stock Pledge Agreement pursuant to which Gerald Commissiong granted to the holder of the Note, a first priority lien and security interest in 5 million shares of common stock of Avant Diagnostics Inc., a Nevada corporation. In addition on November 6, 2017, Gerald Commissiong executed a Personal Guaranty for the benefit of the holder of the Note, up to $100,000.

On November 3, 2017, the Company entered into the Third Amendment to Intercreditor and Subordination Agreement (the “Third Amendment”) to amend such agreement to include $100,000 invested pursuant to the SPA.

Pursuant to the SPA, the Company issued a secured convertible note in the principal amount of $100,000. The details of this transaction are described in Item 1.01, which is incorporated by reference, in its entirety, into this Item 3.02. The issuance of the Note was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder, as a transaction by an issuer not involving a public offering.

On December 4, 2017, the Company filed an Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”) with the Nevada Secretary of State. The Certificate of Designation authorizes one share of Series B Preferred Stock with a stated value of $1,000. Each holder of Series B Preferred Stock shall have the right to vote on all matters submitted to the shareholders of the Company in an amount equal to 24,999,999,999 shares of common stock for each one share of Series B Preferred Stock. The Series B Preferred Stock shall not be subject to any stock split or stock dividend. So long as the Series B Preferred Stock is outstanding, the Company may not issue additional shares of any series of preferred stock without the prior written consent of the Series B Preferred Stock holder. In addition, the Company may not, without the holder of at least 67% in stated value of the then outstanding Series B Preferred Stock, (i) amend its charter documents in any manner that materially and adversely affects any rights of the Series B Preferred Stock Holder, (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of the Company’s securities, (iii) pay cash dividends or distributions on Junior Securities (as defined in the Certificate of Designation) or (iv) enter into any agreement with respect to any of the foregoing.

On December 4, 2017, the Company issued one share of Series B Preferred Stock to Gerald Commissiong.

On October 12, 2017 the Company entered into a letter of intent (the “LOI”) with certain debt holders, Series E Preferred Stock Holders (the “Series E Holders”) and Series H Preferred Stock Holders (the “Series H Holders” and together with the Series E Holders, the “Equity Holders”) as specified therein. Pursuant to the LOI, the Company will issue (i) the debt holders secured convertible notes (the “Debt Holder Notes”) in exchange for the outstanding principal amount of the original notes (the “Original Notes”) held by such debt holders and the cancellation of warrants issued therewith and (ii) the Equity Holders unsecured convertible notes (the “Equity Holder Notes” and together with the Debt Holder Notes, the “New Convertible Notes”) in exchange for the outstanding stated value of such preferred stock together with the surrender of all warrants issue in connection with the preferred stock, in each case with no variable rate pricing mechanisms (the “Tender Exchange”). The principal amount of the Debt Holder Notes shall equal to 80% of the unpaid principal amount of the Original Notes and the principal amount of the Equity Holder Notes shall be equal to 75% of the outstanding stated value of the preferred stock.

The New Convertible Notes shall be non-interest bearing and shall mature nine months from the date of the closing of the Tender Exchange, and may be extendable in the event the uplist occurs as contemplated in the LOI. The New Convertible Notes shall be convertible into shares of the Company’s common stock, beginning nine (9) months after after the uplist of the Company’s common stock to NASDAQ or the New York Stock Exchange at a price per share equal to or greater than the price per share required for such uplist (the “Uplist Price”). After such uplist, the New Convertible Notes conversion amount shall be the Tranche Size divided by the average price per share of the Company’s common stock for the immediately preceding 12 trading days (with such share price subject to an increase cap of 250% of the Uplist Price). “Tranche Size” means 25% of the of the New Convertible Notes’ principal amount.

Holders of the New Convertible Notes may only sell such number of securities equal to no more than 5% (subject to a minimum of 0.3125%) of the average trading volume for the prior five trading days multiplied by the Tranche Size per day (the “Liquidation Limit”). Holders of the New Convertible Notes may liquidate the maximum Tranche Size upon the earlier of (i) nine months from the closing date of the Tender Exchange and (ii) the first day upon which the Company’s securities close at a price per share which is greater than 150% of the Uplist Price and subsequently at four month intervals thereafter (each a “Liquidation Interval”). Any unused portion of the Tranche Size may be rolled into and eligible during the next Liquidation Interval. If the holder of the New Convertible Notes sells shares of common stock issuable upon conversion of such notes in excess of the Liquidation Limit, then the Company shall have a right of first refusal to purchase such shares at a price equal to the average closing price per share for the prior five trading days.

The foregoing descriptions of the LOI is not complete and is qualified in its entireties by reference to the full text of the LOI which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

On October 18, 2017, the Company received a notice of conversion from BMI Capital Intl pursuant to which such investor converted $500,000 of the principal amount of a convertible note into 20 million shares of the Company’s common stock at a price of $0.025 per share.

On November 13, 2017, the Company received a notice of conversion from Dominick & Dickerman, LLC pursuant to which such investor converted $500,000 of the principal amount of a convertible note into 20 million shares of the Company’s common stock at a price of $0.025 per share.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

BALANCE SHEET

(Unaudited)

	December 31, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	51,352	49,221
Related party convertible notes receivable at fair value	598,695	639,075
Prepaid expenses and other current assets	792,580	1,628,342
Total current assets	1,442,627	2,316,639

Non-current assets:
Property and equipment, net	-	17,240
Investment in Avant at fair value	8,800,000	8,800,000
Intangible assets	-	-
Goodwill	-	-
Total non-current assets	8,800,000	8,817,240
TOTAL ASSETS	10,242,627	11,133,879

LIABILITIES AND STOCKHOLDERS’ DEFICIT AND TEMPORARY EQUITY

Current liabilities:
Accounts payable and accrued liabilities	17,620,441	15,231,569
Notes payable	712,265	1,626,560
Convertible Notes	9,568,797	9,347,416
Share-settled debt	475,109	475,109
Total current liabilities	28,376,612	26,680,655

Total liabilities	28,376,612	26,680,655

Common and Preferred Stock	19,545,836	19,564,848
Additional paid-in capital	82,163,016	80,075,621
Accumulated deficit	(115,210,644)	(103,508,654)
Net Income	(4,632,193)	(11,678,590)
Total stockholders’ equity	(18,133,985)	(15,546,776)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT AND TEMPORARY EQUITY	10,242,627	11,133,879

AMARANTUS BIOSCIENCE HOLDINGS, INC.

STATEMENTS OF OPERATIONS

(unaudited)

	December 31, 2017	December 31, 2016
Net revenues:	$-	$-

Operating expenses:
Research and development	180	3,681,409
General and administrative	3,263,014	5,044,815
Total operating costs and expenses s	3,263,195	8,726,224
Loss from operation	(3,263,195)	(8,726,224)

Other income (expense):
Interest Income	54,544	36,227
Interest Expense	(1,421,759)	(4,044,323)
Other expense	(1,784)	(168,588)
Total other income (expense)	(1,368,998)	(2,952,366)

Net loss	(4,632,193)	(11,678,590)

AMARANTUS BIOSCIENCE HOLDINGS, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	December 31, 2017	December 31, 2016
Cash flows from operating activities
Net loss	$(4,632,193)	$(11,678,590)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	17,240	58,925
Changes in assets and liabilities:
Prepaid expenses and other current assets	538,750	5,541,217
Accounts payable and accrued expenses	2,033,350	3,237,206
Net cash used in operating activities	2,572,100	8,778,422

Cash flows from investing activities
Acquisition of Intellectual Property	-	-
Acquisition other assets	-	891,317
Net cash used in investing activities	-	891,317

Cash flows from financing activities
Additional paid in capital	1,573,141	4,673,061
Proceeds from issuance of convertible preferred stock	437,504	8,202,474
Proceeds from issuance of common stock	57,739	57,969
Accumulated deficit	(23,400)	(11,084,804)
Net cash provided by financing activities	2,044,984	1,848,701

Net increase in cash and cash equivalents	2,130	(101,225)
Cash and cash equivalents, beginning of the year	49,221	150,446
Cash and cash equivalents, end of period	$51,352	$49,221

AMARANTUS BIOSCIENCE HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

Note 1 – Organization and Description of Business

Amarantus Bioscience Holdings, Inc. (“Amarantus” or the “Company”) is a California based biopharmaceutical company founded in January 2008. The Company owns or has exclusive licenses to various product candidates in the biopharmaceutical and diagnostic areas of the healthcare industry. The Company is developing our diagnostic product candidates in the field of neurology, and its therapeutic product candidates in the areas of neurology, psychiatry, ophthalmology and regenerative medicine. The Company’s business model is to develop its product candidates through various de-risking milestones that the Company believes will be accretive to shareholder value, and will position them to be strategically partnered with pharmaceutical companies, diagnostic companies and/or other stakeholders in order to more efficiently achieve regulatory approval and commercialization.

Note 2 – Going Concern

The Company’s activities since inception have consisted principally of acquiring product and technology rights, raising capital, and performing research and development. Successful completion of the Company’s development programs and, ultimately, the attainment of profitable operations are dependent on future events, including, among other things, its ability to access potential markets; secure financing, develop a customer base; attract, retain and motivate qualified personnel; and develop strategic alliances. From inception, the Company has been funded by a combination of equity and debt financings. Although management believes that the Company will be able to successfully fund its operations, there can be no assurance that the Company will be able to do so or that the Company will ever operate profitably. The Company’s activities since inception have consisted principally of acquiring product and technology rights, raising capital, and performing research and development. Historically, we have incurred net losses and negative cash flows from operations.

The Company expects to continue to incur substantial losses over the next several years during its development phase. To fully execute its business plan, the Company will need to complete certain research and development activities and clinical studies. Further, the Company’s product candidates will require regulatory approval prior to commercialization. These activities may span many years and require substantial expenditures to complete and may ultimately be unsuccessful. Any delays in completing these activities could adversely impact the Company. The Company plans to meet its capital requirements primarily through issuances of debt and equity securities and, in the longer term, revenue from product sales.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern.

Historically, the Company has incurred net losses and negative cash flows from operations. The Company believes its current capital resources are not sufficient to support its operations. Management intends to continue its research efforts and to finance operations of the Company through debt and/or equity financings. Management plans to seek additional debt and/or equity financing through private or public offerings or through a business combination or strategic partnership. There can be no assurance that the Company will be successful in obtaining additional financing on favorable terms, or at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 3 – Summary of Significant Accounting Policies

Significant Accounting Policies - There have been no material changes in the Company’s significant accounting policies, other than the Fair Value of Convertible Notes Receivable, to those previously disclosed in the 2015 Annual Report.

Reclassification - Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements. These reclassifications had no effect on the previously reported net loss.

Basis of Presentation - The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States (See Note 2) regarding the assumption that the Company is a “going concern”.

Development Stage Company - The Company is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification. The Company is still devoting substantially all of its efforts on establishing the business. Its planned principal operations have not commenced. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Significant estimates include the fair value of notes receivable and derivatives, the fair value of stock-based compensation and warrants, the carrying value of intangible assets (patents and licenses), valuation allowance against deferred tax assets, and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Research and Development Expenditures - Research and development costs are expensed as incurred. Research and development costs include salaries and personnel-related costs, consulting fees, fees paid for contract research services, fees paid to clinical research organizations and other third parties associated with clinical trials, the costs of laboratory equipment and facilities, and other external costs. The Company incurred approximately $3.7 million on research and development costs for the year ended December 31, 2017, respectively.

Fair Value Option - The Company has elected the fair value option to account for its convertible note receivable and its investments at fair value with changes in fair value recorded in the statement of operations.

Fair Value Convertible Notes Receivable - The Company’s convertible note receivable as of December 31,2016 was valued, taking into consideration, cost of the investment, market participant inputs, market conditions, liquidity, operating results and other qualitative and quantitative factors. The values at which the Company’s convertible note receivable are carried on its books are adjusted to estimated fair value at the end of each quarter taking into account general economic and stock market conditions and those characteristics specific to the underlying investments.  Due to the short term nature of convertible note receivable, cost approximates fair value.

Investments – Investments in entities where the Company can exercise significant influence, but not control, is classified as an equity investment and accounted for using the fair value option.

Recent Accounting Pronouncements

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company. We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

Note 4 – Net Loss per share

The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, Earnings per Share. Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

Note 5 – Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

The Company follows FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

☐☐ Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

☐☐ Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

☐☐ Level 3 - Inputs that are both significant to the fair value measurement and unobservable. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of November 30, 2016. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, accrued compensation and accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

Note 6 – Convertible Notes Receivable

Notes receivable are stated at fair value, as the Company has elected to fair value its notes receivable using the fair value option permitted to the Company. The following is a summary of outstanding convertible notes receivable as of December 31, 2017

		Maturity	Stated	Conversion	Carrying
	Issue Date	Date	Interest Rate	Terms	Value
Avant Diagnostics, Inc	3/7/2016	3/7/2017	12%	$0.20	$100,000
Theranostics Health, Inc	2/29/2016	2/28/2017	8%	$40.64	400,000
Ending balance as of December 31, 2017					$500,000

Notes 7 – Notes Payable

As of December 31, 2017, the Company had notes payable in the aggregate amount of $706,,265 outstanding.

On January 4th, 2018 , Amarantus BioScience Holdings, Inc. (the “Company”) issued a 12% Senior Secured Convertible Note (the “Secured Note”) to Xpress Group International Limited (the “Investor”) in the principal amount of $15,000 pursuant to a Securities Purchase Agreement dated January 4th, 2018 (the “SPA”).

On January 23rd, 2018 , Amarantus BioScience Holdings, Inc. (the “Company”) issued a 12% Senior Secured Convertible Note (the “Secured Note”) to CK Pappardelle (the “Investor”) in the principal amount of $25,000 pursuant to a Securities Purchase Agreement dated January 23rd, 2018 (the “SPA”).

On the Maturity Date, all outstanding principal and accrued and unpaid interest shall be converted into Company common stock.

Share Settled Debt – No activity in the year ended December 31, 2017

Note 8 – Stockholder’s Equity

In year ended December 31, 2017, company issued 5,700,000 shares to various investors

Note 9 – Temporary Equity

Series E Preferred Stock

The following table summarizes the Company’s Series E Preferred Stock activities for the year ended December 31, 2017 (amount in thousands):

	Series E convertible preferred stock
	Shares	Par value
Balances as of January 1, 2017	8,274	$10,243
Series E preferred stock converted into convertible notes payable	(5,086)	(5,086)
Balance as of December 31, 2017	3,188	$5,157

Series H Preferred Stock

The following table summarizes the Company’s Series H Preferred Stock activities for the year ended December 31, 2017 (amount in thousands):

	Series H convertible preferred stock
	Shares	Par value
Balances as of January 1, 2017	5,672	$9,152
Series H preferred stock converted into convertible notes payable	(3,769)	(3,769)
Balance as of December 31, 2017	1,903	$5,383

Note 10 – Related Party Transactions

Convertible Notes Receivable

See footnote 6 for a discussion of convertible notes receivable.

Notes Payable

The Company has a demand promissory note with Neurotrophics, which is due 365 days upon demand of the holder. At the option of the Company, the note and the accrued interest owed can be repaid by issuing shares of its common stock based on the closing price of the Company’s common stock on the day of the conversion. The conversion price if converted on December 31, 2017 would be $0.05 related to the note and accrued interest on the note and would convert to approximately 5.2 million shares.

Note 11 – Subsequent Event

On November 8, 2017, the Company issued the holder the Note which matures on July 5, 2018 and is convertible into shares of the Company’s common stock at any time after the issuance date at a price per share equal to 75% of the lowest volume weighted average price for the ten trading days prior to and the ten trading days following the date of conversion. The holder of the Note may not convert such Note if, upon conversion, the holder together with its affiliates would beneficially own more than 4.99% of the Company’s issued and outstanding common stock; provided, however, such beneficial ownership limitation may be increased or decreased at any time but in no event shall exceed 9.99% of the Company’s issued and outstanding common stock. As long as any portion of the Note remains outstanding, the Company may not, without the consent of holders of at least 51% of the principal amount of the then outstanding Note, (i) enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind except for Permitted Indebtedness (as defined in the Note), (ii) enter into, create, incur, assume or suffer to exist any Liens (as defined in the Note) of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom except for Permitted Liens (as defined in the Note), (iii) except for an amendment to its outstanding preferred stock, amend its charter documents in any manner that materially and adversely affects any rights of the holder of the Note, (iv) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its common stock or common stock equivalents other than as to the Conversion Shares (as defined in the Note) or Warrant Shares (as defined in the Note), (v) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents, all or any portion of any Indebtedness (as defined in the Note) (other than the Note if on a pro-rata basis), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness, including Permitted Indebtedness from and after the occurrence of an event of default, (vi) declare or make any dividend or other distribution of its assets or rights to acquire its assets to holders of shares of common stock, (vii) issue any common stock or common stock equivalents except as permitted pursuant to the SPA, (vii) enter into any transaction with any affiliate of the Company, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company or (vii) enter into any agreement with respect to any of the foregoing.

Pursuant to the terms of the SPA, on November 6, 2017, Gerald Commissiong, the President and Chief Executive Officer of the Company executed a Stock Pledge Agreement pursuant to which Gerald Commissiong granted to the holder of the Note, a first priority lien and security interest in 5 million shares of common stock of Avant Diagnostics Inc., a Nevada corporation. In addition on November 6, 2017, Gerald Commissiong executed a Personal Guaranty for the benefit of the holder of the Note, up to $100,000.

On November 3, 2017, the Company entered into the Third Amendment to Intercreditor and Subordination Agreement (the “Third Amendment”) to amend such agreement to include $100,000 invested pursuant to the SPA.

Pursuant to the SPA, the Company issued a secured convertible note in the principal amount of $100,000. The details of this transaction are described in Item 1.01, which is incorporated by reference, in its entirety, into this Item 3.02. The issuance of the Note was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder, as a transaction by an issuer not involving a public offering.

On December 4, 2017, the Company filed an Amended and Restated Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”) with the Nevada Secretary of State. The Certificate of Designation authorizes one share of Series B Preferred Stock with a stated value of $1,000. Each holder of Series B Preferred Stock shall have the right to vote on all matters submitted to the shareholders of the Company in an amount equal to 24,999,999,999 shares of common stock for each one share of Series B Preferred Stock. The Series B Preferred Stock shall not be subject to any stock split or stock dividend. So long as the Series B Preferred Stock is outstanding, the Company may not issue additional shares of any series of preferred stock without the prior written consent of the Series B Preferred Stock holder. In addition, the Company may not, without the holder of at least 67% in stated value of the then outstanding Series B Preferred Stock, (i) amend its charter documents in any manner that materially and adversely affects any rights of the Series B Preferred Stock Holder, (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of the Company’s securities, (iii) pay cash dividends or distributions on Junior Securities (as defined in the Certificate of Designation) or (iv) enter into any agreement with respect to any of the foregoing.

On December 4, 2017, the Company issued one share of Series B Preferred Stock to Gerald Commissiong.

On October 12, 2017 the Company entered into a letter of intent (the “LOI”) with certain debt holders, Series E Preferred Stock Holders (the “Series E Holders”) and Series H Preferred Stock Holders (the “Series H Holders” and together with the Series E Holders, the “Equity Holders”) as specified therein. Pursuant to the LOI, the Company will issue (i) the debt holders secured convertible notes (the “Debt Holder Notes”) in exchange for the outstanding principal amount of the original notes (the “Original Notes”) held by such debt holders and the cancellation of warrants issued therewith and (ii) the Equity Holders unsecured convertible notes (the “Equity Holder Notes” and together with the Debt Holder Notes, the “New Convertible Notes”) in exchange for the outstanding stated value of such preferred stock together with the surrender of all warrants issue in connection with the preferred stock, in each case with no variable rate pricing mechanisms (the “Tender Exchange”). The principal amount of the Debt Holder Notes shall equal to 80% of the unpaid principal amount of the Original Notes and the principal amount of the Equity Holder Notes shall be equal to 75% of the outstanding stated value of the preferred stock.

The New Convertible Notes shall be non-interest bearing and shall mature nine months from the date of the closing of the Tender Exchange, and may be extendable in the event the uplist occurs as contemplated in the LOI. The New Convertible Notes shall be convertible into shares of the Company’s common stock, beginning nine (9) months after after the uplist of the Company’s common stock to NASDAQ or the New York Stock Exchange at a price per share equal to or greater than the price per share required for such uplist (the “Uplist Price”). After such uplist, the New Convertible Notes conversion amount shall be the Tranche Size divided by the average price per share of the Company’s common stock for the immediately preceding 12 trading days (with such share price subject to an increase cap of 250% of the Uplist Price). “Tranche Size” means 25% of the of the New Convertible Notes’ principal amount.

Holders of the New Convertible Notes may only sell such number of securities equal to no more than 5% (subject to a minimum of 0.3125%) of the average trading volume for the prior five trading days multiplied by the Tranche Size per day (the “Liquidation Limit”). Holders of the New Convertible Notes may liquidate the maximum Tranche Size upon the earlier of (i) nine months from the closing date of the Tender Exchange and (ii) the first day upon which the Company’s securities close at a price per share which is greater than 150% of the Uplist Price and subsequently at four month intervals thereafter (each a “Liquidation Interval”). Any unused portion of the Tranche Size may be rolled into and eligible during the next Liquidation Interval. If the holder of the New Convertible Notes sells shares of common stock issuable upon conversion of such notes in excess of the Liquidation Limit, then the Company shall have a right of first refusal to purchase such shares at a price equal to the average closing price per share for the prior five trading days.

The foregoing descriptions of the LOI is not complete and is qualified in its entireties by reference to the full text of the LOI which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

On October 18, 2017, the Company received a notice of conversion from BMI Capital Intl pursuant to which such investor converted $500,000 of the principal amount of a convertible note into 20 million shares of the Company’s common stock at a price of $0.025 per share.

On November 13, 2017, the Company received a notice of conversion from Dominick & Dickerman, LLC pursuant to which such investor converted $500,000 of the principal amount of a convertible note into 20 million shares of the Company’s common stock at a price of $0.025 per share.

PART III EXHIBITS

EXHIBIT INDEX

Exhibit Number	Description	Filed
2.1	Certificate of Incorporation	Form SB-2 on 1/29/2008
2.2	Bylaws	Form SB-2 on 1/29/2008
2.3	Articles of Amendment (Name Change)	Form 8-K on 5/17/2011
2.4	Articles of Amendment (Name Change)	Form 8-K on 4/11/2013
2.5	Certificate of Designation Series B	Form 8-K on 4/4/2013
2.6	Certificate of Designation Series C	Form 8-K on 4/4/2013
2.7	Certificate of Designation Series D	Form 8-K on 7/7/2014
2.8	Certificate of Designation Series E	Form 8-K on 4/21/2016
2.9	Certificate of Designation Series F	Form 8-K on 3/28/2017
2.10	Certificate of Designation Series G	Form 8-K on 7/15/2015
2.11	Certificate of Designation Series H	Form 8-K on 4/21/2016
6.1
6.2	Eltoprazine 3rd party valuation in Parkinson’s LID
6.3	ESS 3rd party valuation in Parkinson’s LID
11.1	Consent of Eilers Law Group, P.A. (Included in 12.1)
12.1	Opinion of Eilers Law Group, P.A. regarding legality of the securities covered in this Offering*

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York on November 26, 2018.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

By:	/s/ Gerald Commissiong
Gerald Commissiong
Chief Executive Officer
Director

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

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